[Execution Copy]


                                 PROMISSORY NOTE

THE PROMISSORY NOTE REPRESENTED HEREBY WAS ORIGINALLY ISSUED ON FEBRUARY 27, 1998, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION THEREUNDER OR PURSUANT TO AN EXEMPTION THEREFROM.

THIS PROMISSORY NOTE IS SUBJECT TO THE TERMS OF THE NEW GFI INTERCREDITOR AGREEMENT, DATED AS OF FEBRUARY 27, 1998, AMONG CITICORP USA, INC. AND THE BANK OF NOVA SCOTIA, AS MORE FULLY DESCRIBED HEREIN.

$70,200,000                                                    February 27, 1998


         FOR VALUE RECEIVED, the undersigned, FOAMEX CARPET CUSHION, INC., a Delaware corporation ("New GFI" or the "Issuer"), promises to pay to the order of TRACE FOAM LLC, a Delaware limited liability company (together with its permitted assignees, the "Holder"), the principal sum of SEVENTY MILLION TWO HUNDRED THOUSAND DOLLARS ($70,200,000) or, if less, the aggregate unpaid principal amount of this promissory note (this "Note"), as set forth herein, and from after March 17, 2000, upon demand; or if no demand, as set forth in Section 3.01(b).

         The Issuer also promises to pay interest on the unpaid principal amount hereof outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified herein.

         Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds to the account designated by the Holder pursuant to the terms hereof.

                                    ARTICLE I

                                   DEFINITIONS

         1.01 Certain Defined Terms. The following terms used in this Note (including the preamble and the recitals hereto) shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

         "Accommodation Obligation" means any Contractual Obligation, contingent or otherwise, of one Person with respect to any (x) Indebtedness of another Person or (y) any other obligation or liability of another Person, if the primary purpose or intent thereof by the Person incurring the Accommodation Obligation is to provide assurance to the obligee of such Indebtedness, obligation or liability of another that such Indebtedness, obligation or liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders thereof will be protected (in whole or in part) against loss in respect thereof including, without limitation, direct and indirect guarantees, endorsements (except for collection or deposit in the ordinary course of busi ness), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep-well agreements, agreements to purchase or repurchase such Indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received.

         "Administrative Services Agreement" means the administrative services agreement, dated as of February 25, 1998, between Foamex and GFI and assigned to the Issuer, as such agreement may be amended, supplemented or modified from time to time.

         "Affiliate", as applied to any Person, means any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise.

         "Amendatory Agreement" means the Second Amendment to Credit Agreement and Certain Loan Documents, dated as of February 25, 1998, among the parties to the Existing Credit Agreement and Foamex International.

         "Applicable Lending Office" means the Holder's LIBO Rate Lending Office in respect of provisions relating to LIBO Rate Portions and its Domestic Lending Office in respect of provisions relating to Base Rate Portions.

         "Asset Transfer Documents" means the Asset Purchase Agreement, dated as of February 27, 1998, by and among TFLLC, GFI, the Issuer, and Foamex International and the Ancillary Agreements (as such term is defined therein), as the same may be amended, supplemented or modified from time to time..

         "Bankruptcy Code" means Title 11 of the United States Code (11 U.S.C. ss.ss. 101 et seq.), as amended from time to time, and any successor statute.

         "Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the higher of:

                  (a) the rate of interest announced publicly by the Holder in New York, New York from time to time, as the Holder's base rate; and

                  (b) the sum of (A) one half of one percent (0.50%) per annum plus (B) the Federal Funds Rate in effect from time to time during such period.

         "Base Rate Portions" means all Portions which bear interest at a rate determined by reference to the Base Rate as provided in Section 4.01(a).

         "Benefit Plan" means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Issuer or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA and which is subject to Title IV of ERISA.

         "Business Day" means a day, in the applicable local time, which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close (i) in New York, New York
(ii) in the case of LIBO Rate Portions, in London, England.

         "Business Plan" means each Business Plan of the Issuer delivered after the Effective Date to the Holder pursuant to Section 6.01(f).

         "Capital Expenditures" means, for any period, the aggregate of all expenditures of the Issuer (whether payable in cash or other Property or accrued as a liability (but without duplication)) during such period that, in conformity with GAAP, are required to be included in fixed asset accounts as reflected in the balance sheets of the Issuer; provided, however, (i) Capital Expenditures shall include, whether or not such a designation would be in conformity with GAAP, (A) that portion of Capital Leases which is capitalized on the balance sheet of the Issuer and (B) expenditures for Equipment which is purchased simultaneously with the trade-in of existing Equipment owned by the Issuer, to the extent the gross purchase price of the purchased Equipment exceeds the book value of the Equipment being traded in at such time; and (ii) Capital Expenditures shall exclude, whether or not such a designation would be in conformity with GAAP, expenditures made in connection with the replacement or restoration of Property, to the extent reimbursed or financed from insurance or condemnation proceeds.

         "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

         "Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by a Federal Governmental Authority and backed by the full faith and credit of the United States government; (b) domestic and Eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued any commercial bank organized or licensed under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor's Ratings Services, a division of the McGraw Hill Corporation, or P-1 (or better) by Moody's Investors Service, Inc.; and (c) commercial paper, other than commercial paper issued by the Issuer or any of its Affiliates, which is at the time of acquisition rated A-1 (or better) by Standard & Poor's Ratings Services, a division of the McGraw Hill Corporation, or P-1 (or better) by Moody's Investors Service, Inc.; provided, that the maturities of such Cash Equivalents shall not exceed 90 days.

         "Cash Interest Expense" means, for any period, total interest expense, whether paid or accrued (without duplication) (including the interest component of Capital Leases), of the Issuer, including, without limitation, (i) all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit and (ii) net costs (and reduction for net benefits) under interest rate Hedging Obligations, but excluding, however, (a) amortization of discount, (b) interest paid in property other than cash or (c) any other interest expense not payable in cash, all as determined in conformity with GAAP.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.ss. 9601 et seq., any amendments thereto, any successor statutes, and any regulations or legally enforceable guidance promulgated thereunder.

         "Change of Control" means any event pursuant to which (a) another Person is substituted for FMXI as the managing general partner of Foamex, whether by agreement with FMXI, as a result of bankruptcy of FMXI or otherwise,
(b) another Person in addition to FMXI becomes a general partner of Foamex, (c) FMXI withdraws as managing general partner of Foamex pursuant to the Partnership Agreement or otherwise, (d) Marshall S. Cogan ceases (i) to control at least fifty-one percent (51%) of the Equity Interests in TIHI entitled to elect a majority of the board of directors or (ii) to legally and beneficially own, directly or indirectly and of record, at least thirty percent (30%) of the issued and outstanding Equity Interests in TIHI, (e) TIHI and Trace Foam Sub, Inc. ceases to legally and beneficially own and control, directly or indirectly and of record, at least thirty percent (30%) of the voting Equity Interests in Foamex International, (f) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act) other than TIHI and its wholly-owned Subsidiaries has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said
Act) of the Equity Interests in Foamex International in the aggregate amount in excess of twenty percent (20%) but only if such Person or group owns Equity Interests in excess of the Equity Interests owned directly or indirectly by TIHI, (g) there is a sale, transfer or other assignment or disposition of any of the Equity Interests in Foamex by FMXI, (h) Foamex International ceases to own and control 100% of the issued and outstanding Equity Interests in the Issuer, or (i) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors of the Issuer or Foamex International or whose nomination for election by the shareholders of such Person, was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Issuer or Foamex International, as the case may be, then in office.

         "Claim" means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

         "Compliance Certificate" has the meaning ascribed to such term in
Section 6.01(d).

         "Constituent Documents" means, (a) with respect to any corporation, (i) the articles/certificate of incorporation (or the equivalent organizational documents) of such corporation, (ii) the by-laws (or the equivalent governing documents) of such corporation and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such corporation's Equity Interests, (b) with respect to any partnership (whether limited or general), (i) the certificate of partnership (or equivalent filings), (ii) the partnership agreement (or the equivalent organizational documents) of such partnership and (iii) any document setting forth the designation, amount and/or relative rights, limitation and preferences of any of such partnership's Equity Interests and (c) with respect to a limited liability company its articles or agreement of limited liability company, operating or management agreement and any similar document.

         "Contaminant" means any pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls (PCBs), or any hazardous or toxic constituent thereof as these terms are defined in federal, state or local laws or regulations.

         "Contract Assignment and Security Agreement" means the Contract Assignment and Security Agreement, dated as of February 25, 1998 between the Issuer and the collateral agent thereunder, as such agreement may be amended, supplemented or modified from time to time.

         "Contractual Obligation", as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

         "Credit Parties" means New GFI and Foamex International.

         "Customary Permitted Liens" means:

                  (a) Liens (other than Liens in favor of the PBGC) with respect to the payment of Taxes, assessments or governmental charges in all cases which are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

                  (b) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

                  (c) Liens (other than any Lien in favor of the PBGC) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds and contractual landlord liens; provided that (i) all such Liens do not in the aggregate materially detract from the value of the Issuer's assets or Property or materially impair the use thereof in the operation of their respective businesses, and (ii) all Liens of attachment or judgment and Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount exceeding $1,000,000; and

                  (d) Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which do not materially interfere with the ordinary conduct of the business of the Issuer.

         "Dixie Letter of Credit" means that certain Irrevocable Letter of Credit No. 2253/97/80085 issued by The Bank of Nova Scotia in favor of Bretlin, Inc. in the original amount of $1,075,161.29, as the same may be renewed, extended, amended or replaced.

         "Dixie Letter of Credit Escrow Arrangements" means the escrow agreement, dated as of October 7, 1997, and amended as of October 20, 1997 whereby GFI, Bretlin Inc. and The Bank of Nova Scotia Trust Company of New York entered into an agreement relating to the escrow arrangements for the Dixie Letter of Credit.

         "DOL" means the United States Department of Labor and any Person succeeding to the functions thereof.

         "Dollars" and "$" mean the lawful money of the United States.

         "Domestic Lending Office" means the Holder's office, located in the United States, specified as the "Domestic Lending Office" under its name on the signature pages or such other United States office of the Holder as it may from time to time specify by written notice to the Issuer.

         "EBDAIT" means, for any period, (a) the sum of the amounts for such period of (i) Net Income plus (ii) depreciation, amortization expense and other non-cash charges plus (iii) Interest Expense plus (iv) Federal, state, foreign and local income taxes provided for by the Issuer; minus

(b) (i) extraordinary gains (or plus extraordinary losses) from asset sales calculated pursuant to GAAP for such period to the extent such gains or losses were included in the calculation of Net Income minus (ii) interest or investment income.

         "Effective Date" means February 27, 1998.

         "Environmental, Health or Safety Requirements of Law" means all valid and enforceable Requirements of Law derived from or relating to federal, state and local laws or regulations relating to or addressing the environment, health or safety, including but not limited to any law, regulation, or order relating to the use, handling, or disposal of any Contaminant, any law, regulation, or order relating to Remedial Action, and any law, regulation, or order relating to workplace or worker safety and health, as such Requirements of Law are promulgated by the specifically authorized agency responsible for administering such Requirements of Law.

         "Environmental Lien" means a Lien in favor of any Governmental Authority for any (a) liabilities under any Environmental, Health or Safety Requirement of Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

         "Equipment" means, with respect to the Issuer, all of the Issuer's present and future (a) equipment and fixtures, including, without limitation, machinery, manufacturing, distribution and office equipment, assembly systems, tools, appliances, furniture and vehicles, (b) other tangible personal Property (other than the Issuer's inventory), and (c) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

         "Equity Interests", with respect to any Person, means any capital stock issued by such Person, regardless of class or designation, or any limited or general partnership interest in such Person, regardless of designation, or any limited company membership interest and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

         "ERISA" means the Employee Retirement Income Security Act of 1974, any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder.

         "ERISA Affiliate" means (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Issuer; (b) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Issuer; and (c) solely for purposes of liability under Section 412(c)(11) of the Internal Revenue Code, the Lien created under Section 412(n) of the Internal Revenue Code, or for tax imposed for failure to meet minimum funding standards under
Section 4971 of the Internal Revenue Code, a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue

Code) as the Issuer, any corporation described in clause (a) above or any partnership or trade or business described in clause (b) above.

         "Event of Default" means any of the occurrences set forth in Section
10.01 after the expiration of any applicable grace period and the giving of any applicable notice, in each case as expressly provided in Section 10.01.

         "Excess Cash Flow" means, for any Fiscal Year, the excess (if any),

                  (a) of the sum (for such Fiscal Year) of, without duplication,

                           (i)  EBDAIT;

         plus

                           (ii) Net Cash Proceeds of Sale to the extent required
                  to be applied against this Note under Section 3.01(b);

         plus

                           (iii) Proceeds of Issuance of Equity Issuances or
                  Indebtedness to the extent required to be applied against this Note under Section 3.01(b);
         plus

                           (iv) the net decrease in Working Capital since the
                  last day of the immediately preceding Fiscal Year;

over

                  (b) the sum (for such Fiscal Year) of, without duplication,

                           (i) Cash Interest Expense actually paid by the
                  Issuer;

         plus

                           (ii) payments, to the extent actually made, of the
                  principal amount of this Note, scheduled and/or mandatory payments of other Indebtedness of the Issuer and permanent reductions in the commitments under the New GFI Credit Facility;

         plus

                           (iii) all federal, state and foreign income taxes
                  actually paid in cash by the Issuer and payments made pursuant to the Tax Sharing Agreement;

         plus

                           (iv) Capital Expenditures actually made by the Issuer
                  in such Fiscal Year;

         plus

                           (v) the net increase in Working Capital from the last
                  day of the immediately preceding Fiscal Year;

         plus

                           (vi) ordinary gains from the sale of assets (other
                  than sales or other transfers described in Section
                  8.02(i)(x));

         plus

                           (vii) Transaction Costs.

         "Existing Credit Agreement" has the meaning ascribed to such term in the Foamex Credit Agreement.

         "Fair Market Value" means, with respect to any asset of any Person, the value of the consideration obtainable in a sale of such asset in the open market, assuming a sale by a willing seller to a willing purchaser dealing at arms length and arranged in an orderly manner over a reasonable period of time, each having reasonable knowledge of the nature and characteristics of such asset, neither being under any compulsion to act, determined (a) in good faith by the board of directors of such Person or (b) in an appraisal of such asset, provided that such appraisal was performed relatively contemporaneously with such sale by an independent third party appraiser and the basic assumptions underlying such appraisal have not materially changed between the date thereof and the date of such sale.

         "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day in New York, New York, for the next preceding Business Day) in New York, New York by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day in New York, New York, the average of the quotations for such day on such transactions received by the Holder from three federal funds brokers of recognized standing selected by the Holder.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

         "FII Guaranty" means the Guaranty dated as of February 25, 1998 executed by Foamex International in favor of the administrative agents, the lenders and the issuing banks pursuant to which Foamex International guarantees, among other things, all of the Obligations of the Issuer, as the same may be amended, supplemented or modified from time to time.

         "FII Intercreditor Agreement" means the Intercreditor Agreement, dated as of February 27, 1998, between the Intercreditor Agent, the intercreditor agent for the collateral agent under the Foamex Credit Agreement and acknowledged by Foamex International, as amended and restated, supplemented or otherwise modified from time to time.

         "Fiscal Month" means the fiscal month of the Issuer, which shall be the four- or five-week period (or, in some instances, six-week period at the end of a Fiscal Year) ending on the Sunday nearest to the last day of a calendar month during a Fiscal Year.

         "Fiscal Quarter" means the fiscal quarter of the Issuer, which shall be the thirteen or fourteen week period during a Fiscal Year ending on the Sunday that is the thirteenth or fourteenth Sunday from the previous Fiscal Quarter end.

         "Fiscal Year" means the fiscal year of the Issuer, which shall be the 52- or 53-week period ending on the Sunday nearest to December 31 of each calendar year.

         "Fixed Charge Coverage Ratio" means, with respect to any period, the ratio of

                  (a)  the result (for such period) of

                           (i)  EBDAIT

         minus

                           (ii)  Capital Expenditures of the Issuer

to

                  (b)  Fixed Charges for such period.


         "Fixed Charges" means, for any period, the sum of the amounts for such period of (a) Cash Interest Expense, plus (b) scheduled payments of principal Indebtedness of the Issuer (including the principal component of Capital Lease obligations), plus (c) charges for federal, state, foreign and local income taxes actually paid during such period plus (d) payments under the Tax Sharing Agreement.

         "FMXI" means FMXI, Inc., a Delaware corporation and wholly-owned Subsidiary of Foamex International.

         "Foamex" means Foamex L.P., a Delaware limited partnership.

         "Foamex Credit Agreement" means the Credit Agreement, dated as of June 12, 1997, as amended and restated on February 25, 1998, among Foamex, FMXI, the lenders and the administrative agents, as such agreement may be amended, amended and restated, modified or otherwise changed from time to time.

         "Foamex/GFI Note" means the intercompany promissory note of Foamex in the principal amount of $34,000,000 having a maturity date of March 17, 2000, as such promissory note may thereafter be amended, supplemented or modified from time to time.

         "Foamex International" means Foamex International Inc., a Delaware corporation.

         "Foamex International Pledge Agreement" means the Foamex Pledge Agreement dated as of February 25, 1998 between Foamex International and the Intercreditor Agent, as the same may be amended, supplemented or modified from time to time.

         "Funded Debt" means, to the extent the following would be reflected on a balance sheet of the Issuer prepared in accordance with GAAP, the principal (or accreted) amount of all Indebtedness of the Issuer in respect of borrowed money, evidenced by debt securities, debentures, acceptances, notes or other similar instruments, in respect of Capital Lease Obligations, in respect of the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accounting Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession as in effect on the date hereof (unless otherwise specified herein as in effect on another date or dates).

         "GFI" means General Felt Industries, Inc., a Delaware corporation.

         "Governmental Authority" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including the National Association of Insurance Commissioners).

         "Hedging Obligation" means, with respect to any Person, the obligations of such Person under (a) interest rate or currency swap agreements, interest rate or currency cap agreements, interest rate or currency collar agreements and
(b) other agreements or arrangements designed to protect such Person against or expose such Person to fluctuations in interest rates and/or currency rates.

         "Holder" is defined in the first paragraph. As of the Issue Date the Holder is Citicorp USA, Inc., as collateral agent under the Term Facility.

         "Indebtedness", as applied to any Person, means, at any time (without duplication) (a) all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements in respect of obligations to redeem, repurchase or exchange any Securities of such Person or to pay dividends in respect of any stock, (iii) with respect to letters of credit issued for such Person's account, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business as presently conducted, (v) in respect of Capital Leases, or (vi) which are Accommodation Obligations; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien (other than Customary Permitted Liens) on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time; (c) all indebtedness, obligations or other liabilities of such Person in respect of Hedging Obligations and foreign exchange contracts, net of liabilities owed to such Person by the counterparties thereon; and (d) all preferred Equity Interests in such Person subject to mandatory redemption upon the occurrence of any contingency (but only to the extent such contingency has occurred).

         "Interest Coverage Ratio" means, with respect to any period, the ratio of :

                  (a) EBDAIT for such period

to

                  (b) Cash Interest Expense for such period.

         "Interest Expense" means, for any period, total interest expense, whether paid or accrued (without duplication) (including the interest component of Capital Leases), of the Issuer, including, without limitation, all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit and net costs (and reduction for net benefits) under interest rate Hedging Obligations.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, any successor statute and any regulations or guidance promulgated thereunder.

         "Investment" means, with respect to any Person, (a) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (b) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (c) any direct or indirect loan, advance (other than prepaid expenses, accounts receivable and advances to employees and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto less the amount of any return of capital or principal to the extent such return is in cash with respect to such Investment without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investment.

         "Issue Date" means February 27, 1998.

         "Issuer" has the meaning assigned thereto in the first paragraph.

         "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

         "Lease Agreement" means the Lease Agreement, dated as of February 25, 1998, between GFI (and assigned to TFLLC) and the Issuer relating to the Pico Rivera, California facility as such agreement may be amended or modified and in effect from time to time.

         "Liabilities and Costs" means all liabilities, obligations, responsibilities, losses, damages, personal injury, death costs, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury or damage to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or Remedial Action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

         "LIBO Rate" means, with respect to any LIBO Rate Interest Period applicable to a LIBO Rate Portions, an interest rate per annum determined by the Holder to be the average (rounded upward to the nearest whole multiple of one-sixteenth of one percent (0.0625%) per annum if such average is not such a multiple) of the rates per annum at which deposits in Dollars are offered by the principal office of each of the Reference Banks in London, England to major banks in the London interbank market at approximately 11:00 a.m. (London time) on the LIBO Rate Interest Rate Determination Date for such LIBO Rate Interest Period for a period equal to such LIBO Rate Interest Period and in an amount substantially equal to the amount of such Reference Bank's LIBO Rate Portion and for a period equal to such LIBO Rate Interest Period.

          "LIBO Rate Affiliate" means the Affiliate of the Holder (if any) set forth below the Holder's name under the heading "LIBO Rate Affiliate" on the signature pages hereof or such Affiliate of the Holder as it may from time to time specify by written notice to the Issuer.

         "LIBO Rate Interest Payment Date" means (a) with respect to any LIBO Rate Portion, the last day of each LIBO Rate Interest Period applicable to such Portion and (b) with respect to any LIBO Rate Portion having a LIBO Rate Interest Period in excess of three (3) calendar months, the last day of each three (3) calendar month interval during such LIBO Rate Interest Period.

         "LIBO Rate Interest Period" has the meaning ascribed to such term in
Section 4.02(b).

         "LIBO Rate Interest Rate Determination Date" has the meaning ascribed to such term in Section 4.02(c).

         "LIBO Rate Lending Office" means the office or offices of the Holder (if any) set forth below the Holder's name under the heading "LIBO Rate Lending Office" on the signature pages hereof or such office or offices of the Holder as it may from time to time specify by written notice to the Issuer.

         "LIBO Rate Portions" means those Portions outstanding which bear interest at a rate determined by reference to the LIBO Rate and the Applicable LIBO Rate Margin as provided in Section 4.01(a).

         "LIBO Rate Reserve Requirement" means any reserve requirement as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with deposits exceeding five billion Dollars in respect of "Eurocurrency Liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on LIBO Rate Portions is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents).

         "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under Capital Lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice (other than a financing statement filed by a "true" lessor or consignor pursuant to ss. 9-408 of the UCC), naming the owner of such proper as debtor, under the UCC or other comparable law of any jurisdiction.

         "Margin Stock" means "margin stock" as such term is defined in Regulation U and Regulation G.

         "Material Adverse Effect" means a material adverse effect upon (a) the condition (financial or otherwise), business performance, properties, operations, assets or prospects of the Issuer (or, prior to the Effective Date, GFI and its Subsidiaries), (b) the ability of any Note Party to perform its obligations under the Note Documents, or (c) the ability of the Holder to enforce the Note Documents.

         "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by the Issuer or any ERISA Affiliate and which is subject to Title IV of ERISA.

         "Net Cash Proceeds of Sale" means (a) proceeds received by the Issuer in cash from the sale, lease, assignment or other disposition of any Property, other than dispositions of assets permitted under Section 8.02(i), net of (i) the costs of sale, assignment or other disposition, (ii) any income, franchise, transfer or other tax liability arising from such transaction (including payments made or to be made pursuant to the Tax Sharing Agreement and after taking into account any available tax credits or deductions arising from such transaction) and (iii) amounts applied to the repayment of Indebtedness (other than the Obligations) secured by a Lien permitted by Section 8.03 on the asset disposed of, if such net proceeds arise from any individual sale, assignment or other disposition or from any group of related sales, assignments or other dispositions; and (b) proceeds of insurance (net of the reasonable expenses of collection) on account of the loss of or damage to any such Property or Properties, and payments of compensation for any such Property or Properties taken by condemnation or eminent domain to the extent such proceeds are not utilized to repair or replace the Property subject to such loss, damage or condemnation within 180 days (or if consented to in writing by the Holder, 360 days) of the date of such loss, damage or condemnation; provided, that any such proceeds not so utilized in such 180 day period shall immediately be deemed to be "Net Cash Proceeds of Sale". "Net Cash Proceeds of Sale" shall not include rental income not in excess of $1,000,000 in any Fiscal Year arising from the lease or sublease of the Philadelphia, Pennsylvania facility.

         "Net Income" means, for any period, the net earnings (or loss) after taxes of the Issuer for such period taken as a single accounting period determined in conformity with GAAP.

         "Net Worth" means, at any time, with respect to any Person (a) the sum of total assets of such Person minus (b) total liabilities of such Person (it being understood that Equity Interests in such Person shall not constitute liabilities except to the extent such Equity Interests are Indebtedness). Assets and liabilities shall be determined in accordance with GAAP, except that Investments in and moneys due from Affiliates of the Issuer shall be excluded from or added back, as applicable, to total assets of the Issuer (other than trade receivables due from Affiliates incurred in the ordinary course of business less than sixty (60) days past due).

         "New GFI" is defined in the preamble.

         "New GFI Facility" means the Credit Agreement, dated as of February 27, 1998, among the Issuer, the financial institutions from time to time as lenders thereunder, The Bank of Nova Scotia, as Holder and the Administrative Agent (as defined therein) and Citicorp USA, Inc., as Collateral Agent, Intercreditor Agent and Administrative Agent (each as defined therein), as such agreement may be amended, amended and restated, modified or otherwise changed from time to time.

         "New GFI Intercreditor Agreement" means the Intercreditor Agreement, dated as of February 27, 1998, between the Intercreditor Agent, the intercreditor agent for the collateral agent under the Foamex Credit Agreement and acknowledged by Foamex International, as amended, amended and restated, supplemented or otherwise modified from time to time.

         "Note" has the meaning ascribed to such term in the preamble.

         "Note Documents" means this Note, the Security Agreement, the Asset Transfer Documents, the Foamex International Pledge Agreement, the New GFI Intercreditor Agreement, the FII Intercreditor Agreement, the FII Guaranty, the Contract Assignment Agreement, Hedging Obligations to which the Holder or any Affiliate of the Holder is a party, foreign exchange contracts to which the Holder or any Affiliate of the Holder is a party and all other instruments, agreements and written Contractual Obligations between the Issuer and the Holder delivered to the Holder pursuant to or in connection with this Note.

         "Note Parties" means, collectively, the Issuer and Foamex
International.

         "Notice of Conversion/Continuation" means a Notice of Conversion/Continuation delivered pursuant to Section 4.01(c) of this Note.

         "Obligations" means all Portions, advances, debts, liabilities, obligations, covenants and duties owing by the Issuer to the Holder, any Affiliate of the Holder or any Person entitled to indemnification pursuant to
Section 3.03 of this Note, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Note or any other Note Document, whether or not for the payment of money, whether arising (i) under or in connection with any cash management services provided by the Holder or its Affiliate, (ii) by reason of an extension of credit, or payment of any draft drawn thereunder, loan, guaranty, indemnification, foreign exchange contract or Hedging Obligation or (iii) in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to the Issuer under this Note or any other Note Document.

         "Obligor" means the Issuer and any other Person obligated under any Note Document.

         "Officer's Certificate" means a certificate executed on behalf of such corporation by (i) the chairman or vice-chairman of its board of directors (if an officer of such corporation) or (ii) its president, any of its vice-presidents, its chief financial officer, or its treasurer.

         "Operating Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which is not a Capital Lease.

         "OSHA" means the Occupational Safety and Health Act of 1970, any amendments thereto, any successor statutes and any regulations or guidance promulgated thereunder.

         "Other Indebtedness" means all of the Indebtedness of the Issuer other than the Obligations.

         "PBGC" means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

         "Permits" means any permit, approval, authorization license, variance, or permission required from a Governmental Authority under an applicable Requirement of Law.

         "Permitted Business" means the manufacture and distribution of carpet cushion products, nonwoven textile fiber and related products.

         "Permitted Existing Accommodation Obligations" means those Accommodation Obligations of the Issuer identified as such on Schedule 1.01.3.

         "Permitted Existing Indebtedness" means the Indebtedness of the Issuer identified as such on Schedule 1.01.4.

         "Permitted Existing Investments" means those Investments of the Issuer identified as such on Schedule 1.01.5.

         "Permitted Existing Liens" means the Liens on the assets of the Issuer identified as such on Schedule 1.01.6.

         "Person" means any natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust, limited liability company or other organization, whether or not a legal entity, and any Governmental Authority.

         "Plan" means an employee benefit plan defined in Section 3(3) of ERISA (other than a Multiemployer Plan) in respect of which either Issuer or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

         "Portion" means a LIBO Rate Portion or a Base Rate Portion, as the case may be.

         "Potential Event of Default" means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

         "Prepayment Percentage" means, as of any date of determination a fraction (expressed as a percentage) (x) the numerator of which is the outstanding principal amount under this Note and (y) the denominator of which is the sum of (i) the outstanding principal amount of this Note plus (ii) the Commitment Amount (as such term is defined in the New GFI Facility).

         "Proceeds of Issuance of Equity Interests or Indebtedness" means net cash proceeds received by the Issuer or Foamex International at any time from and after the Effective Date on account of the issuance of (a) any Equity Interest in the Issuer or Foamex International (which proceeds do not constitute Net Cash Proceeds of Sale) or (b) Indebtedness (other than Indebtedness permitted under Section 8.01) of the Issuer or Foamex International, in each case net of all transaction costs and underwriters' discounts with respect thereto and, in the case of any issuance by Foamex International, which proceeds are not required to be applied to prepay loans under the Foamex Credit Agreement.

         "Process Agent" has the meaning ascribed to such term in Section 11.14(a).

         "Property" means any and all real property or personal property, whether tangible or intangible, plant, building, facility, structure, underground storage tank or unit, Equipment, inventory, general intangibles, receivables, Equity Interests, Securities, account, deposit, claim, right or other asset owned, leased or operated by the Issuer (including any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

         "Quarterly Payment Date" means each March 31, June 30, September 30 and December 31.

         "RCRA" means the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss.ss. 6901 et seq., any amendments thereto, any successor statutes, and any regulations or legally enforceable guidance promulgated thereunder.

         "Reference Banks" means Citicorp USA, Inc., The Bank of Nova Scotia and one other Person reasonably satisfactory to the Issuer, Citicorp USA, Inc. and The Bank of Nova Scotia.

         "Regulation G" means Regulation G of the Federal Reserve Board as in effect from time to time.

         "Regulation U" means Regulation U of the Federal Reserve Board as in effect from time to time.

         "Regulation X" means Regulation X of the Federal Reserve Board as in effect from time to time.

         "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

         "Remedial Action" means actions required to (a) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment;
(b) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (c) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

         "Reportable Event" means any of the events described in Section 4043 of ERISA for which notice as required thereunder has not been waived.

         "Requirements of Law" means, as to any Person, the Constituent Document or other organizational or governing documents of such Person, and any law, rule or regulation, or deter mination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations G, U and X, ERISA, the Fair Labor Standards Act and any certificate of occupancy, zoning ordinance, building or land use requirement or Permit or labor or employment, rule or regulation and including any Environmental Health or Safety Requirements of Law.

         "Restricted Junior Payment" means (a) any dividend or distribution, direct or indirect, on account of any Equity Interests in the Issuer now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests in the Issuer now or hereafter outstanding, (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Indebtedness which is subordinated on terms satisfactory to the Holder to the Obligations and which is permitted hereunder, (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Equity Interests in the Issuer now or hereafter outstanding and (e) any payment made by the Issuer to any Affiliate pursuant to the Tax Sharing Agreement.

         "Securities" means any limited, general or other partnership interest, or any limited liability company interest or any stock, shares, voting trust certificates, bonds, debentures, notes or other Equity Interests or evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations.

         "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

         "Security Agreement" means the Security Agreement dated as of February 27, 1998 between the Issuer and the collateral agent thereunder, as such agreement may be amended, supplemented or modified from time to time.

         "Solvent", when used with respect to any Person, means that at the time of determination:

                  (a) the Fair Market Value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); and

                  (b) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

                  (c) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

                  (d) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

         "Stated Maturity Date" means February 25, 2004.

         "Stock Option Plan" means the 1993 Foamex International employee stock option plan pursuant to which both qualified and non-qualified options have been issued, as amended, and any other stock option plan adopted by the shareholders of Foamex International.

         "Subsidiary" of a Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person, one or more of the other subsidiaries of such Person or any combination thereof.

         "Supply Agreement" means the supply agreement in respect of the supply of carpet cushion products, raw materials and other material supplies by Foamex to New GFI and the supplies of nonwoven textile fiber products, raw materials and other material products to Foamex by New GFI dated as of February 27, 1998 between Foamex L.P. and New GFI and assigned to the Issuer, as the same may be amended, supplemented or modified from time to time.

         "Tax Sharing Agreement" means that certain Tax Sharing Agreement between the Issuer and Foamex International, as the same may be amended, supplemented or modified from time to time.

         "Taxes" has the meaning ascribed to such term in Section 3.03(a).

         "Term Facility" means the Term Loan Agreement dated as of February 25, 1998 among Foamex, the lenders and administrative agents thereunder as assumed on such date by TFLLC as such agreement may be amended, amended and restated, modified or otherwise changed from time to time.

         "Termination Event" means (a) a Reportable Event with respect to any Benefit Plan; (b) the withdrawal of the Issuer or any ERISA Affiliate from a Benefit Plan during a plan year in which the Issuer or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of 20% of Benefit Plan participants who are employees of the Issuer or any ERISA Affiliate; (c) the imposition of an obligation on the Issuer or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in
Section 4041(c) of ERISA; (d) the institution by the PBGC of proceedings to terminate a Benefit Plan; (e) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (f) the partial or complete withdrawal of the Issuer or any ERISA Affiliate from a Multiemployer Plan.

         "TFLLC" means Trace Foam LLC, a Delaware limited liability company.

         "TFLLC B Lender" means those lenders under the TFLLC Credit Agreement that have extended Tranche B Loans (as defined therein).

         "TFLLC Credit Agreement" means the Amended and Restated Term Credit Agreement dated as of February 27, 1998, among Trace Foam LLC, as borrower and the Lenders (as defined therein), pursuant to which tranche A loans and tranche B loans have been made to Trace Foam LLC.

         "TIHI" means Trace International Holdings, Inc., a Delaware corporation.

         "Total Net Debt" means, on any date of determination, the difference of:

                  (a) the aggregate amount of Funded Debt of the Issuer outstanding on such date minus

                  (b) the aggregate amount of cash and Cash Equivalents of the Issuer which are available on such date to be applied (without any legal or Contractual Obligation restriction) against the Indebtedness described in clause (a).

         "Total Net Debt to EBDAIT Ratio" means, as of the last day of any period, the ratio of

                  (a) Total Net Debt outstanding on the last day of such period to

                  (b) EBDAIT computed for such period.

         "Trace Foam" means Trace Foam Company, Inc., a Delaware corporation.

         "Transaction" means the Transaction as defined in the Amendatory Agreement and the transactions contemplated by the Asset Transfer Documents.

         "Transaction Costs" means the fees, costs and expenses payable by the Issuer in connection with the execution, delivery and performance of the Note Documents.

         "Transaction Documents" means the Note Documents, the Foamex/GFI Note, this Note, the Asset Transfer Documents, the Supply Agreement, the Administrative Services Agreement, the Tax Sharing Agreement, the Lease Agreement, the documents, agreements and other writings related to the Transaction and all other agreements entered into prior to or on the Effective Date pursuant to such agreements.

         "Triggering Event" means (a) any Event of Default occurring under
Section 10.01(f) or 10.01(g) or (b) any other Event of Default (i) occurring under Section 10.01(a), (i), (l), (n) or (o) or (ii) which has occurred and is continuing for a period of 30 days or more, in each case, which the Holder has designated in writing to the Issuer to be a "Triggering Event".

         "UCC" means the Uniform Commercial Code as enacted in the State of New York, as it may be amended from time to time.

         "Working Capital" means, as of any date of determination, the difference of (i) the current assets (other than cash and Cash Equivalents) of the Issuer minus (ii) the current liabilities (other than (A) current maturities of Funded Debt and (B) other Funded Debt to the extent included as a current liability of the Issuer) of the Issuer.

         1.02 Computation of Time Periods. In this Note, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". Periods of days referred to in this Note shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period, provided that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Note, end on the last day of the calendar month.

         1.03 Accounting Terms. Subject to Section 11.04, for purposes of this Note, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. For the purpose of (i) determining compliance with the covenants set forth in Article IX and (ii) delivering the financial statements hereunder with respect to, in each case, periods ended prior to the Effective Date, the financial statements and results of operations of GFI shall be deemed to be financial statements and results of operations of the Issuer.

         1.04 Other Definitional Provisions. References to "Articles", "Sections", "subsections", "Schedules", "Exhibits" and the "preamble" shall be to Articles, Sections, subsections, Schedules, Exhibits and the preamble, respectively, of this Note unless otherwise specifically provided.

         1.05 Other Terms. All other terms contained in this Note shall, unless the context indicates otherwise, have the meanings assigned to such terms by the UCC to the extent the same are defined therein.


                                   ARTICLE II

                               AUTHORIZED OFFICERS

         The Issuer shall deliver to the Holder from time to time an Officer's Certificate setting forth the names of the officers, employees and agents authorized to request a conversion/continuation of any Portion and containing a specimen signature of each such officer, employee or agent. The officers, employees and agents so authorized shall also be authorized to act for the Issuer in respect of all other matters relating to the Note Documents. The Holder shall be entitled to rely conclusively on such officer's or employee's authority to request such conversion/continuation until the Holder receives written notice to the contrary. The Holder shall have no duty to verify the authenticity of the signature appearing on any written Notice of Conversion/Continuation or any other document, and, with respect to an oral request for such conversion/continuation, the Holder shall have no duty to verify the identity of any person representing himself or herself as one of the officers, employees or agents authorized to make such request or otherwise to act on behalf of the Issuer. The Holder shall not incur any liability to the Issuer or any other Person in acting upon any telephonic notice referred to above which the Holder believes in good faith to have been given by a duly authorized officer or other person authorized to borrow behalf of the Issuer.

                                   ARTICLE III

                            PAYMENTS AND PREPAYMENTS

         3.01  Prepayments and Repayments.

         (a) Voluntary Prepayments. (i) Prior to March 17, 2000, the Issuer shall not be entitled to make any voluntary prepayments of this Note. After March 17, 2000, the Issuer may, at any time and from time to time, prepay or repay any Portion, in whole or in part; provided, however, LIBO Rate Portions may only be prepaid (A) in whole or in part on the expiration date of the then applicable LIBO Rate Interest Period, upon at least three (3) Business Days' prior written notice to the Holder or (B) otherwise upon payment of the amounts described in Section 4.02(f). Any notice of prepayment given to the Holder under this Section 3.01(a)(i) shall specify the type of Portions to be prepaid or repaid, the date (which shall be a Business Day) of prepayment or repayment, and the aggregate principal amount of the prepayment or repayment. When notice of prepayment is delivered as provided herein, the principal amount of the Portions specified in the notice shall become due and payable on the prepayment date specified in such notice.

         (ii) The prepayments and payments in respect of reductions described in clause (i) and of this Section 3.01(a) may be made without premium or penalty (except as provided in Section 4.02(f)).

         (b) Mandatory Payments. (i) Within one (1) Business Day after the Issuer's receipt of any Net Cash Proceeds of Sale, the Issuer shall make or cause to be made a mandatory prepayment of the Obligations in an amount equal to the Prepayment Percentage of such proceeds.

         (ii) Within one (1) Business Day after any Credit Party or any agent thereof, receives any amount of Proceeds of Issuance of Equity or Indebtedness, the Issuer shall make or cause to be made a mandatory prepayment of the Obligations in an amount equal to (x) 100% of the amount of such proceeds (reduced by the amount of such proceeds received by Foamex International and required to be applied and so applied to the obligations under the Foamex Credit Agreement pursuant to Section 3.01(b)(vi) thereof as in effect on the Effective
Date) multiplied by (y) the Prepayment Percentage; provided, however, that no prepayment of this Note shall be required from Proceeds of Issuance of Equity or Indebtedness due to sales of Equity Interests in Foamex International under the Stock Option Plan until the aggregate amount of such sales equals $10,000,000 and any subsequent multiple of $10,000,000 (it being understood that no such prepayment shall be required until such proceeds equals at least $10,000,000 and that all such proceeds shall be subject to this clause (ii) and not just the excess over $10,000,000) with any such prepayment being due on or prior to the 30th day following the close of the Fiscal Year in which such proceeds equaled or exceeded such $10,000,000 or multiple thereof.

         (iii) Immediately upon any acceleration of the Stated Maturity Date of this Note pursuant to Section 10.02, the Issuer shall repay in full this Note, unless, pursuant to Section 10.02, only a portion of all this Note is so accelerated (in which case the portion so accelerated shall be so prepaid).

         (iv) Within 100 days after the close of each Fiscal Year (beginning with the close of the 1998 Fiscal Year), the Issuer shall make a mandatory prepayment of this Note in an amount equal to 100% of the Excess Cash Flow (if any) for such Fiscal Year.

         (v) On each Quarterly Payment Date occurring during any period set forth below, the Issuer shall make a scheduled repayment of the aggregate outstanding principal amount, if any, of this Note in an amount equal to the amount set forth below opposite the applicable period during which each Quarterly Payment Date occurs:


                                                                        Amount of Required
                           Period                                       Principal Payment
                         ---------                                 ---------------------------
June 30, 1998 through (and including) March
31, 1999                                                                     $1,755,000

June 30, 1999 through (and including) March
31, 2001                                                                     $2,632,500

June 30, 2001 through (and including) December
31, 2003                                                                     $3,510,000

Stated Maturity Date                                                        $28,310,000, or, if
                                                                      different, the then outstanding
                                                                      principal amount of this Note


         3.02  Payments.

         (a) Manner and Time of Payment. All payments of principal of and interest on this Note and other Obligations (including, without limitation, fees and expenses) which are payable to the Holder shall be made without condition or reservation of right, in immediately available funds, delivered to the Holder not later than 1:00 p.m. (New York time) on the date and at the place due, to such account of the Holder as it may designate, for the account of the Holder; and funds received by the Holder, not later than 1:00 p.m. (New York time) on any given Business Day shall be credited against payment to be made that day and funds received by the Holder after that time shall be deemed to have been paid on the next succeeding Business Day.

         (b) Apportionment of Payments. All payments of the outstanding principal amount of this Note, whether mandatory or optional, shall be applied to reduce the remaining scheduled amortization payments hereof pro rata among the then remaining scheduled amortizations.

         (c) Payments on Non-Business Days. Whenever any payment to be made by the Issuer under this Note is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day, and any such extension of time shall be included in the computation of the payment of interest and fees hereunder.

         3.03  Taxes.

         (a) Payment of Taxes. Any and all payments by the Issuer hereunder or under any other document evidencing any Obligations shall be made, in accordance with Section 3.02, free and clear of and without reduction for any and all taxes, levies, imposts, deductions, charges, withholdings, and all stamp or documentary taxes, excise taxes, ad valorem taxes and other taxes imposed on the value of the Property, charges or levies which arise from the execution, delivery or registration, or from payment or performance under, or otherwise with respect to, any of the Note Documents and all other liabilities with respect thereto excluding, in the case of the Holder, taxes imposed on its income, capital, profits or gains and franchise taxes imposed on it by (i) the United States, (ii) the Governmental Authority of the jurisdiction in which such Holder's Applicable Lending Office is located or any political subdivision thereof or (iii) the Governmental Authority in which such Person is organized, managed and controlled or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If (I) the Issuer shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under any document to the Holder or (II) if the Holder shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under any document to a TFLLC B Lender, (x) the sum payable to the Holder shall be increased in the case of clause (I) as may be necessary so that after making all required withholding or deductions (including withholding or deductions applicable to additional sums payable under this
Section 3.03) the Holder receives an amount equal to the sum it would have received had no such withholding or deductions been made, or in the case of clause (II) as may be necessary to ensure that the Holder funds sufficient to pay the TFLLC B Lenders pursuant to the terms of the TFLLC Credit Agreement, (y) in the case of clause (I) the Issuer shall make such withholding or deductions, and (z) the Issuer shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

         (b) Indemnification. The Issuer will indemnify the Holder against, and reimburse each on demand for, the full amount of all Taxes (including, without limitation, any Taxes imposed by any Governmental Authority on amounts payable under this Section 3.03 and any additional income or franchise taxes resulting therefrom) incurred or paid by the Holder or any bank holding company parent of the Holder or by the Holder on behalf of any TFLLC B Lenders and any liability (including penalties, interest, and out-of-pocket expenses paid to third parties) arising therefrom or with respect thereto, whether or not such Taxes were lawfully payable. A certificate as to any additional amount payable to any Person under this Section 3.03 submitted by it to the Issuer shall, absent manifest error, be final, conclusive and binding upon all parties hereto. The Holder agrees, within a reasonable time after receiving a written request from the Issuer, to provide the Issuer with such certificates as are reasonably required, and take such other actions as are reasonably necessary to claim such exemptions as the Holder may be entitled to claim in respect of all or a portion of any Taxes which are otherwise required to be paid or deducted or withheld pursuant to this Section 3.03 in respect of any payments under this Note.

         (c) Receipts. Within thirty (30) days after the date of any payment of Taxes by the Issuer, the Issuer will furnish to the Holder, at its address referred to in Section 11.07, the original or a certified copy of a receipt, if any, or other documentation reasonably satisfactory to the Holder, evidencing payment thereof. The Issuer shall furnish to the Holder upon the request of the Holder from time to time an Officer's Certificate stating that all Taxes of which it is aware are due have been paid and that no additional Taxes of which it is aware are due.

         3.04 Increased Capital. If after the date hereof the Holder determines that (i) the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over such Holder or banks or financial institutions generally (including any TFLLC B Lender) (whether or not having the force of law), or compliance with any of the above affects or would affect the amount of capital required or expected to be maintained by such Holder or any corporation controlling such Holder or any TFLLC B Lender for whose benefit the Holder is holding this Note and (ii) the amount of such capital is increased by or based upon the making or maintenance by such Holder of this Note (or such TFLLC B Lender), the Issuer shall pay to the Holder, from time to time as specified by such Holder, additional amounts sufficient to compensate such Holder or such corporation (or such TFLLC B Lender) therefor. Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, absent manifest error. The Holder shall notify the Issuer of any event referred to in clause (i) of this Section within 180 days of obtaining actual knowledge of such event.

         3.05 Evidence of Indebtedness. The Issuer hereby agrees to pay when due the principal amount of this Note, and further agrees to pay all unpaid interest accrued thereon, in accordance with the terms of this Note.

                                   ARTICLE IV

                                INTEREST AND FEES

         4.01  Interest on the Note and other Obligations.

         (a) Rate of Interest. This Note all other Obligations shall bear interest on the unpaid principal amount thereof from the Issue Date hereof and such other Obligations are due and payable until paid in full, except as otherwise provided in Section 4.01(d), as follows:

                  (i) If a Base Rate Portion or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate, as in effect from time to time as interest accrues plus (B) 2.00% per annum; and

                  (ii) If a LIBO Rate Portion, at a rate per annum equal to the sum of (A) the LIBO Rate determined for the applicable LIBO Rate Interest Period plus (B) 3.00% per annum.

The Holder shall from time to time notify the Issuer of the selection of the LIBO Rate pursuant to a Notice of Conversion/Continuation. If on any day any Portion is outstanding with respect to which notice has not been timely delivered to the Issuer in accordance with the terms of this Note specifying the basis for determining the rate of interest on that day, then for that day interest on that Portion shall be determined by reference to the Base Rate.

         (b) Interest Payments. (i) Interest accrued on each Base Rate Portion shall be payable in arrears (A) on each Quarterly Payment Date, commencing on the first such day following the making of such Base Rate Portion, (B) upon the prepayment thereof in full or in part when made in connection with a prepayment of the Portions, and (C) if not theretofore paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Portion.

         (ii) Interest accrued on each LIBO Rate Portion shall be payable in arrears (A) on each LIBO Rate Interest Payment Date applicable to such Portion,
(B) upon the payment or prepayment thereof in full or in part, and (C) if not theretofore paid in full, at maturity (whether by acceleration or otherwise) of such LIBO Rate Portion.

         (iii) Interest accrued on the principal balance of all other Obligations shall be payable in arrears (A) on each Quarterly Payment Date, commencing on the first such day following the incurrence of such Obligation,
(B) upon repayment thereof in full or in part, and (C) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

         (c) Conversion or Continuation. Notwithstanding anything herein to the contrary, any "Notice of Conversion/Continuation" delivered by the borrower under the TFLLC Credit Agreement pursuant to Section 4.01(c) thereof with respect to any Tranche B Loans (as defined in the TFLLC Credit Agreement) thereunder shall constitute notice by the Holder to the Issuer pursuant to this
Section 4.01(c) to the same effect.

         (d) Default Interest. Notwithstanding the rates of interest specified in Section 4.01(a) or elsewhere in this Note, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Base Rate Portions, and the principal balance of all other Obligations (other than LIBO Rate Portions), shall bear interest at a rate which is two percent (2%) per annum in excess of the Base Rate plus 2.00% per annum, and the principal balance of all LIBO Rate Portions shall bear interest at a rate which is two percent (2%) per annum in excess of the LIBO Rate plus 3.00% per annum.

         (e) Computation of Interest. Interest on all Obligations shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days or, in the case of Base Rate Portions, a year of 365 or 366 days, as the case may be. In computing interest on any Portion, the date of the making of the Portion or the first day of a LIBO Rate Interest Period, as the case may be, shall be included and the date of payment or the expiration date of a LIBO Rate Interest Period, as the case may be, shall be excluded; provided, however, if a Portion is repaid on the same day on which it is made, one (1) day's interest shall be paid on such Portion.

         (f) Changes; Legal Restrictions. If after the date hereof the Holder determines that the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over the Holder, a TFLLC B Lender or over banks or financial institutions generally (whether or not having the force of law), compliance with which:

                  (A) does or will subject the Holder, a TFLLC B Lender (or its Applicable Lending Office or LIBO Rate Affiliate) to charges (other than Taxes) of any kind which the Holder reasonably determines to be applicable to the commitment of the Holder or a TFLLC B Lender to make LIBO Rate Portions or change the basis of taxation of payments to the Holder of principal, fees, interest, or any other amount payable hereunder with respect to LIBO Rate Portions; or

                  (B) does or will impose, modify, or hold applicable, in the determination of the Holder, any reserve (including the actual imposition of any LIBO Rate Reserve Requirement), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, commitments made, or other credit extended by, or any other acquisition of funds by, the Holder, a TFLLC B Lender or any Applicable Lending Office or LIBO Rate Affiliate of such Holder;

and the result of any of the foregoing is to increase the cost to the Holder of making, renewing or maintaining the Portions or to reduce any amount receivable thereunder; then, in any such case, upon written demand by the Holder, the Issuer shall immediately pay to the Holder, from time to time as specified by the Holder, such amount or amounts as may be necessary to compensate the Holder or its LIBO Rate Affiliate for any such additional cost incurred or reduced amount received. Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, absent manifest error. If such increased costs are incurred as a result of the Holder's selection of a particular Applicable Lending Office, the Holder shall take reasonable efforts to make, fund and maintain its Portions through another Applicable Lending Office, if the making, funding or maintaining of such Portions through such other office of the Holder does not, in the judgment of the Holder, otherwise materially adversely affect the Holder or such Portions.

         4.02 Special Provisions Governing LIBO Rate Portions. With respect to LIBO Rate Portions:

                  (a) Amount of LIBO Rate Portions. Each LIBO Rate Portion shall be for a minimum amount of $1,000,000 and in integral multiples of $100,000 in excess of that amount.

                  (b) Determination of LIBO Rate Interest Period. By giving notice as set forth in Section 4.01(c) (with respect to a conversion into or continuation of LIBO Rate Portions), the Issuer shall have the option, subject to the other provisions of this Section 4.02, to select an interest period (each, a "LIBO Rate Interest Period") to apply to the Portions described in such notice, subject to the following provisions:

                           (i) The Issuer may only select, as to a particular
                  LIBO Rate Portions, a LIBO Rate Interest Period of either one, two, three or six months in duration;

                           (ii) In the case of immediately successive LIBO Rate
                  Interest Periods applicable to a LIBO Rate Portions, each successive LIBO Rate Interest Period shall commence on the day on which the next preceding LIBO Rate Interest Period expires;

                           (iii) If any LIBO Rate Interest Period would
                  otherwise expire on a day which is not a Business Day, such LIBO Rate Interest Period shall be extended to expire on the next succeeding Business Day if the next succeeding Business Day occurs in the same calendar month, and if there will be no succeeding Business Day in such calendar month, the LIBO Rate Interest Period shall expire on the immediately preceding Business Day;

                           (iv) The Issuer may not select a LIBO Rate Interest
                  Period as to any Portion if such LIBO Rate Interest Period terminates later than the maturity date of this Note; and

                           (v) There shall be no more than five (5) LIBO Rate
                  Interest Periods in effect at any one time.

         (c) Determination of Interest Rate. As soon as practicable on the second Business Day prior to the first day of each LIBO Rate Interest Period (the "LIBO Rate Interest Rate Determination Date"), the Holder shall determine (pursuant to the procedures set forth in the definition of "LIBO Rate") the interest rate which shall apply to the LIBO Rate Portions for which an interest rate is then being determined for the applicable LIBO Rate Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Issuer. The Holder's determination shall be presumed to be correct, absent manifest error, and shall be binding upon the Issuer.

         (d) Interest Rate Unascertainable, Inadequate or Unfair. In the event that at least one (1) Business Day before the LIBO Rate Interest Rate Determination Date:

                  (i) the Holder is advised by any Reference Bank that deposits in Dollars (in the applicable amounts) are not being offered by such Reference Bank in the London interbank market for such LIBO Rate Interest Period; or

                  (ii) the Holder determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the LIBO Rate then being determined is to be fixed; or

                  (iii) the Holder determines that the LIBO Rate for LIBO Rate Portions comprising such Portion will not adequately reflect the cost to such Holder of obtaining funds in Dollars under the TFLLC Credit Agreement in the amount substantially equal to its' LIBO Rate Portions in Dollars and for a period equal to such LIBO Rate Interest Period;

then the Holder shall forthwith give notice thereof to the Issuer, whereupon (until the Holder notifies the Issuer that the circumstances giving rise to such suspension no longer exist) the right of the Holder to elect to have Portions bear interest based upon the LIBO Rate shall be suspended and each outstanding LIBO Rate Portion shall be converted into a Base Rate Portion on the last day of the then current LIBO Rate Interest Period therefor, notwithstanding any prior election by the Holder to the contrary.

         (e) Illegality. (i) If at any time the Holder (which determination shall, absent manifest error, be final and conclusive and binding upon all parties) that the making or continuation of any LIBO Rate Portion has become unlawful or impermissible by compliance by the Holder or by a TFLLC B Lender with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful or would result in costs or penalties), then, and in any such event, the Holder may give notice of that determination, in writing, to the Issuer.

         (ii) If at any time after the Holder gives notice under Section 4.02(e)(i) that it determines that it or the applicable TFLLC B Lender may lawfully maintain LIBO Rate Portions, the Holder shall promptly give notice of that determination, in writing, to the Issuer. The Holder's right to request to maintain LIBO Rate Portions shall thereupon be restored.

         (f) Compensation. In addition to all amounts required to be paid by the Issuer pursuant to Section 4.01, the Issuer shall compensate the Holder, upon demand, for all losses, expenses and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Holder to fund or maintain the LIBO Rate Portions but excluding any loss of the rate of interest payable with respect to the relevant Portions) the Holder may sustain (i) if for any reason a conversion into or continuation of LIBO Rate Portions does not occur on a date specified therefor in a Notice of Conversion/Continuation given by the Holder or in a telephonic request by it for conversion/continuation or a successive LIBO Rate Interest Period does not commence after notice therefor is given pursuant to Section 4.01(c), including, without limitation, pursuant to
Section 4.02(d), (ii) if for any reason any LIBO Rate Portion is prepaid (including, without limitation, mandatorily pursuant to Section 3.01(b)) on a date which is not the last day of the applicable LIBO Rate Interest Period,
(iii) as a consequence of a required conversion of a LIBO Rate Portion to a Base Rate Portion as a result of any of the events indicated in Section 4.02(d) or 4.02(e), or (iv) as a consequence of any failure by the Issuer to repay LIBO Rate Portions when required by the terms of this Note. The Holder shall deliver to the Issuer concurrently with such demand a written statement in reasonable detail as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to the Holder, absent manifest error.

         (g) Booking of LIBO Rate Portions. The Holder may carry or transfer LIBO Rate Portions at, to, or for the account of, its LIBO Rate Lending Office or LIBO Rate Affiliate or its other offices or Affiliates. The Holder shall not be entitled, however, to receive any greater amount under Section 3.03, 3.04, 4.01(f) or 4.02(f) as a result of the transfer of any such LIBO Rate Portion to any office (other than such LIBO Rate Lending Office) or any Affiliate (other than such LIBO Rate Affiliate) than the Holder would have been entitled to receive immediately prior thereto, unless (i) the transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist and (ii) such claim would have arisen even if such transfer had not occurred.

         (h) Affiliates Not Obligated. No LIBO Rate Affiliate or other Affiliate of the Holder shall be deemed a "holder" of this Note or shall have any liability or obligation under this Note.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         5.01 Representations and Warranties of the Issuer. In order to induce the Holder to purchase this Note and to make and/or maintain the Portions and the other financial accommodations to the Issuer described herein, the Issuer hereby represents and warrants to the Holder as of the Effective Date and as of each date thereafter on which such representations and warranties shall be made or deemed to be made that the following statements are true, correct and complete:

                  (a) Organization; Corporate Powers. (i) The Issuer (A) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (B) is duly qualified to operate as a foreign corporation and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably likely to have a Material Adverse Effect, and (C) has all requisite corporate power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted pursuant to the Business Plan of the Issuer in connection with and following the consummation of the transactions contemplated by this Note.

                  (b)  Authority.

                           (i) The Issuer has the requisite corporate power and
                  authority to execute, deliver and perform each of the Transaction Documents to which it is a party.

                           (ii) The execution, delivery and performance as the
                  case may be, of each of the Transaction Documents which have been executed and to which the Issuer is party and the consummation of the transactions contemplated thereby, have been duly approved by the board of directors of the Issuer, and such approvals have not been rescinded, revoked or modified in any manner. No other corporate action or proceedings on the part of the Issuer or other corporate or shareholder action are necessary to consummate such transactions.

                           (iii) Each of the Transaction Documents to which the
                  Issuer is a party has been duly executed, or delivered, on behalf of the Issuer and constitutes its legal, valid and binding obligation, enforceable against the Issuer in accordance with its terms, is in full force and effect and all parties thereto have performed and complied with all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such parties on or before the Effective Date, and, as of the Effective Date, no default (or event that with the passing of time or giving of notice or both would constitute an event of default) or breach of any covenant by the Borrower exists.

                  (c) Subsidiaries; Ownership of Equity Interests. (i) One hundred percent of the Equity Interests in the Issuer is owned beneficially and of record by Foamex International and (ii) the Issuer owns no Equity Interest in any Person other than Equity Interests in unaffiliated persons received of the type specified in Section 8.04
         (iii). None of the Equity Interests of the Issuer is subject to any vesting, redemption, or repurchase agreement, and, to the Issuer's best knowledge, there are no warrants or options outstanding with respect to such Equity Interests, except in each case as contemplated in the Transaction Documents.

                  (d) No Conflict. The execution, delivery and performance of each of the Transaction Documents to which the Issuer is a party do not and will not (i) conflict with the Constituent Documents of the Issuer,
         (ii) to the Issuer's best knowledge, constitute a tortious interference with any Contractual Obligation of any Person (other than the Holder) or (iii) except as set forth on Schedule 5.01-D, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under (A) any Transaction Document, or (B) any Contractual Obligation of the Issuer, or require termination of any Contractual Obligation, the consequences of which violation, breach, default or termination, will have or is reasonably likely to have a Material Adverse Effect or may subject the Holder to any liability,
         (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the Property or assets of the Issuer other than Liens contemplated by the Note Documents, or (v) require any approval of the Issuer, or to the Issuer's best knowledge, direct or indirect, Equity Interest holders (which has not been obtained).

                  (e) Governmental Consents. Except as set forth on Schedule 5.01-E, the execution, delivery and performance of each of the Transaction Documents to which the Issuer is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, except
         (i) filings, consents or notices which have been made, obtained or given, or, in a timely manner, will be made, obtained or given, and registrations with, filings, approvals and consents required under the Securities Act, the Securities Exchange Act and state securities and "Blue Sky" laws in connection with the transactions contemplated by the Transaction Documents, and (ii) filings necessary to create or perfect security interests in the collateral, and (iii) routine corporate filings to maintain good standing in each state in which the Issuer conducts its business.

                  (f) Governmental Regulation. The Issuer is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated in the Transaction Documents.

                  (g) Financial Position. All financial projections and related materials and documents delivered to the Holder pursuant to this Note are based upon facts and assumptions that the Issuer believes to be reasonable in light of the then current and foreseeable business conditions. All monthly, quarterly and annual financial statements of the Issuer delivered to the Holder were prepared in conformity with GAAP and fairly present the financial position of the Issuer, as at the respective dates thereof and the results of operations and changes in financial position for each of the periods covered thereby, subject, in the case of unaudited interim financials, to changes resulting from the audit and normal year-end adjustments and, with respect to all financial statements delivered prior to the Effective Date, such statements were in conformity with GAAP as interpreted by the Issuer at such time (it being understood that actual results may differ from the projections). As of the date of delivery, the Issuer does not have any Accommodation Obligation, contingent liability or liability for any Taxes, long-term leases or commitments, not reflected in any of its audited financial statements delivered to the Holder pursuant to this Note or otherwise disclosed to the Holder in writing, which will have or is reasonably likely to have a Material Adverse Effect.

                  (h) Pro Forma Financials. The pro forma balance sheet of the Issuer as of December 28, 1997 and the pro forma balance sheet of TFLLC as of February 27, 1998 (in each case giving pro forma effect as of such date to the Transaction and the other transactions contemplated by the Transaction Documents and this Note and on a historical basis giving effect to the transactions contemplated by the Transaction Documents) delivered on the Effective Date, copies of each of which have been, or will be, furnished to the Holder on such dates, present on a pro forma basis the financial condition of the Issuer, and TFLLC as of such dates and reflect on a pro forma basis those liabilities reflected in the notes thereto and resulting from consummation of the transactions contemplated in the Transaction Documents and this Note, and the payment or accrual of all Transaction Costs paid or to be payable on the Effective Date with respect to any of the foregoing. The projections and assumptions expressed in the pro forma financials furnished pursuant to this Section 5.01(h) are reasonable based on facts and on assumptions that the Issuer believes to be reasonable in light of the then current and foreseeable business conditions (it being understood that actual results may differ from the projections).

                  (i) Business Plan. The Business Plan of the Issuer most recently delivered to the Holder after the Effective Date pursuant to
         Section 6.01(f), represents the Issuer's reasonable and good faith plan and estimate as of the date of delivery to the Holder of the Issuer's future business and financial activities for the periods set forth therein. Such Business Plan has been based on facts and on assumptions that the Issuer believe to be reasonable in light of the then current and foreseeable business conditions.

                  (j) Litigation; Adverse Effects. Except as set forth in
         Schedule 5.01-J, there is no action, suit, proceeding, investigation or arbitration or series of related actions, suits, proceedings, investigations or arbitrations before or by any Governmental Authority or private arbitrator pending or, to the knowledge of the Issuer, threatened against the Issuer or any of its Property (i) challenging the validity or the enforceability of any of the Transaction Documents or (ii) which will or is reasonably likely to result in any Material Adverse Effect. The Issuer is not (A) in violation of any applicable Requirements of Law which violation will have or is reasonably likely to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or is reasonably likely to have a Material Adverse Effect.

                  (k) No Material Adverse Change. Since December 29, 1996, there has been no change in the condition (financial or otherwise), business, performance, properties, assets, operations or prospects of Trace Foam, TFLLC, the Issuer or GFI which change, in the judgment of the Holder, will have or is reasonably likely to have a Material Adverse Effect.

                  (l) Payment of Taxes. All tax returns and reports of the Issuer required to be filed have been timely filed, and all taxes, assessments, fees and other governmental charges thereupon and upon their respective Property, assets, income and franchises which are shown in such returns or reports to be due and payable have been paid prior to any penalty being imposed unless the terms of Section 7.04 permit non-payment thereof. Borrower has no knowledge of any proposed tax assessment against the Issuer that will have or is reasonably likely to have a Material Adverse Effect.

                  (m) Performance. The Issuer has, except as set forth on
         Schedule 5.01-J, not received notice and has no actual knowledge that it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to the Issuer, except where such default or defaults, if any, will not have or is not reasonably likely to have a Material Adverse Effect.

                  (n) Disclosure. The representations and warranties of the Issuer contained in the Transaction Documents to which it is a party and all certificates and other documents delivered to the Holder pursuant to the terms thereof, and the factual disclosures applicable to the Issuer set forth therein, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which and the time at which they were made, not misleading. The Issuer has not intentionally withheld any fact from the Holder in regard to any matter which will have or is reasonably likely to have a Material Adverse Effect.

                  (o) Requirements of Law. Except as otherwise stated in Schedules 5.01-D and 5.01-P, the Issuer is in compliance with all Requirements of Law applicable to its business, in each case where the failure to so comply individually or in the aggregate will have or is reasonably likely to have a Material Adverse Effect.

                  (p) Environmental Matters. (i) Except as disclosed on Schedule 5.01-P, to the knowledge of the Issuer and the Issuer's employees, consultants or agents:

                           (A) the operations of the Issuer comply in all material respects with all applicable Environmental, Health or Safety Requirements of Law;

                           (B) the Issuer has obtained or has taken appropriate steps, as required by Environmental Health or Safety Requirements of Law, to obtain all environmental, health and safety Permits necessary for its respective operations, and all such Permits are in good standing and the Issuer is currently in material compliance with all terms and conditions of such Permits;

                           (C) none of the Issuer or any of its present or past Property or operations is subject to or the subject of any investigation respecting (I) any violation of any Environmental, Health or Safety Requirements of Law or (II) any Remedial Action or has received any notice of any Claims or Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment;

                           (D) none of the operations of the Issuer is subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or a liability under any Environmental, Health or Safety Requirement of Law;

                           (E)  the Issuer:

                                    (1) has not experienced any Release of a
                  Contaminant in amounts sufficient to require reporting under any applicable Requirement of Law without having submitted the required report;

                                    (2) has not treated, stored or disposed of a
                  hazardous waste on-site, as that term is defined under 40 C.F.R. Part 261 or any state equivalent except in compliance with applicable Requirements of Law; or

                                    (3) has not reported any material violation
                  of any applicable Environmental, Health or Safety Requirement of Law;

                           (F) none of the Issuer's present or past Property is listed or proposed for listing on the National Priorities List ("NPL") pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability Information System List ("CERCLIS") or any similar state list of sites requiring Remedial Action and the Issuer is unaware of any conditions on such Property which if known to a Governmental Authority, would qualify such Property for inclusion on any such list;

                           (G) the Issuer has not sent or directly arranged for the transport of any waste to any site listed on the NPL or proposed for listing on the NPL or to a site included on the CERCLIS list, or any similar state list;

                           (H) there is not now, nor has there ever been on or in the Property:

                                    (1) any generation, treatment, recycling,
                  storage or disposal of any hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent except in compliance with applicable Requirements of Law;

                                    (2) any landfill, waste pile, underground
                  storage tank or surface impoundment;

                                    (3) any asbestos-containing material; or

                                    (4) a Release of any polychlorinated
                  biphenyls (PCB) used in hydraulic oils, electrical transformers or other Equipment;

                           (I) the Issuer has not received any notice or Claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment;

                           (J) there have been no Releases of any Contaminants in reportable or significant quantities to the environment from any Property;

                           (K) the Issuer does not have any known contingent liability in connection with any Release or threatened Release of any Contaminants into the environment;

                           (L) no Environmental Lien has attached to any Property of the Issuer; and

                           (M) the Issuer has not entered into any agreements with any Person relating to any Remedial Action or environmentally related Claim.

                  (ii) the Issuer is conducting and will continue to conduct its respective business and operations in an environmentally responsible manner, and the Issuer has not been, and has no reason to believe that it shall be, subject to Liabilities and Costs arising out of or relating to environmental, health or safety matters that have or will result in cash expenditures by the Issuer in excess of $10,000,000, in the aggregate for any calendar year ending after the Effective Date.

                  (q) ERISA. None of the Issuer or any ERISA Affiliate currently maintains or contributes to any Benefit Plan or Multiemployer Plan other than those listed on Schedule 5.01-Q hereto. Except as disclosed in Schedule 5.01-Q hereto, each Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code as currently in effect has been determined by the IRS to be so qualified. Except as disclosed in Schedule 5.01-Q, none of the Issuer or any ERISA Affiliate maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(l) of ERISA which provides benefits to employees after termination of employment other than as required by
         Section 601 of ERISA or applicable law. The Issuer and the ERISA Affiliates are in compliance in all material respects with the responsibilities, obligations and duties imposed on them by ERISA and the Internal Revenue Code with respect to all Plans. No Benefit Plan has incurred any accumulated funding deficiency (as defined in Section 302(a)(2) of ERISA and 412(a) of the Internal Revenue Code) whether or not waived. None of the Issuer or any ERISA Affiliates nor, to the knowledge of the Issuer, any fiduciary of any Plan (i) has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code or (ii) has taken or failed to take any action which would constitute or result in a Termination Event. None of the Issuer or any ERISA Affiliate is subject to any liability under Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA. None of the Issuer or any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Schedule B to the most recent annual report filed with the IRS with respect to each Benefit Plan and furnished to the Holder is complete and accurate. Since the date of the latest Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B. None of the Issuer or any ERISA Affiliate has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Section 4203 or 4205 of ERISA from a Multiemployer Plan. None of the Issuer or any such ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the Internal

         Revenue Code on or before the due date for such installment or other payment. None of the Issuer or any such ERISA Affiliate is required to provide security to a Benefit Plan under Section 401(a)(29) of the Internal Revenue Code due to a Plan amendment that results in an increase in current liability for the plan year. Except as disclosed on
         Schedule 5.01-Q, the Issuer has no, by reason of the transactions contemplated hereby, obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement. The Issuer has given or made available to the Holder copies of all of the following: each Benefit Plan and related trust agreement (including all amendments to such Plan and trust) in existence as of the Effective Date and the most recent summary plan description, actuarial report, determination letter issued by the IRS and Form 5500 filed in respect of each such Benefit Plan in existence; a listing of all of the Multiemployer Plans currently contributed to by the Issuer or any ERISA Affiliate with the aggregate amount of the most recent annual contributions required to be made by the Issuer and each ERISA Affiliate to each such Multiemployer Plan, any information which has been provided to the Issuer or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan and the collective bargaining agreement pursuant to which such contribution is required to be made; each employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees of the Issuer or any of such ERISA Affiliates after termination of employment other than as required by Section 601 of ERISA, the most recent summary plan description for such plan and the aggregate amount of the most recent annual payments made to terminated employees under each such plan.

                  (r) Labor Matters. Schedule 5.01-R accurately sets forth all labor contracts to which the Issuer is a party on the Effective Date and the expiration date of each such contract. There are no strikes, lockouts or other disputes relating to any collective bargaining or similar agreement to which the Issuer is a party which have or is reasonably likely to have a Material Adverse Effect.

                  (s) Securities Activities. The Issuer is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

                  (t) Solvency. After giving effect to the transactions contemplated in the Transaction Documents and the Portions to be made on such date as Portions requested hereunder are made, and the disbursement of the proceeds of such Portions pursuant to the Issuer's instructions, the Issuer is Solvent.

                  (u) Patents, Trademarks, Permits, Etc.; Government Approvals.
         (i) The Issuer is licensed or otherwise has the lawful right to use, or has all permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business as currently conducted which are material to its condition (financial or otherwise), operations, performance and prospects. Except as set forth on Schedule 5.01-U, no claims are pending or, to the best of the Issuer's knowledge following diligent inquiry, threatened that the Issuer is infringing or otherwise adversely affecting the rights of any Person with respect to such permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes, except for such claims and infringements as do not, in the aggregate, give rise to any liability on the part of the Issuer which has or is reasonably likely to have a Material Adverse Effect.

                  (ii) The consummation of the transactions contemplated by the Transaction Documents will not impair the ownership of or rights under (or the license or other right to use, as the case may be) any permits and governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how or processes by the Issuer in any manner which has or is reasonably likely to have a Material Adverse Effect.

                  (v) Assets and Properties. The Issuer has good and marketable title (except Liens securing the Obligations and Liens permitted under Section 8.03) to all the Collateral and all of its other assets and Property (tangible and intangible) owned by it, except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets, and all such assets and Property are free and clear of all Liens except Liens securing the Obligations and Liens permitted under Section 89.03. Substantially all of the assets and Property owned by, leased to or used by the Issuer are in adequate operating condition and repair, ordinary wear and tear excepted, are free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations, and are able to serve the function for which they are currently being used, except in each case where the failure of such asset to meet such requirements would not have or is not reasonably likely to have a Material Adverse Effect. Neither this Note nor any other Transaction Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of the Issuer in and to any of such assets in a manner that would have or is reasonably likely to have a Material Adverse Effect.

                  (w) Insurance. Schedule 5.01-W accurately sets forth as of the Effective Date all insurance policies and programs currently in effect with respect to the respective Property and assets and business of the Issuer, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, (v) the expiration date thereof and (vi) the annual premium with respect thereto. Such insurance policies and programs are in amounts sufficient to cover the replacement value of the respective Property and assets of the Issuer subject to customary deductibles.

                  (x) Transaction with Affiliates. Schedule 5.01-X lists each and every existing agreement and arrangement as of the Effective Date that (i) the Issuer has entered into with any Affiliate of the Issuer or (ii) any Affiliate of the Issuer is subject to or has entered into with respect to any of the Issuer's Properties, including, in the case of each of clauses (i) and (ii), any management or similar agreement. The Holder has been provided a true, accurate and complete copy of each existing written agreement or arrangement set forth on Schedule 5.01-X and a true, accurate and complete description of each existing or proposed agreement or arrangement set forth in
         Schedule 5.01-X that is not in writing.


                                   ARTICLE VI

                               REPORTING COVENANTS

         The Issuer covenants and agrees that so long this Note is outstanding and until all of the Obligations (other than indemnities not yet due) are paid in full (or in the case of contingent Obligations (other than indemnities not yet due):

         6.01 Financial Statements. The Issuer shall maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP, and each of the financial statements described below (except as otherwise expressly provided) shall be prepared from such system and records. The Issuer shall deliver or cause to be delivered to the Holder:

                  (a) Monthly Reports. As soon as practicable, and in any event within forty-five (45) days after the end of each calendar month in each Fiscal Year (or within sixty (60) days after the end of each calendar month which corresponds to the end of a fiscal quarter), the balance sheets and results of operations of the Issuer as at the end of such period, and the related statements of income and cash flow of the Issuer for such Fiscal Month and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Month, setting forth in each case in comparative form the corresponding figures for the corresponding calendar month of the previous Fiscal Year and the corresponding figures from the financial forecast for the current Fiscal Year delivered pursuant to Section 6.01(f), certified by the chief financial officer of the Issuer as fairly presenting the financial position of the Issuer as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP, subject to normal year end adjustments (but excluding GAAP footnotes).

                  (b) [Intentionally Omitted].

                  (c) Annual Reports. As soon as practicable, and in any event within ninety-five (95) days after the end of each Fiscal Year, the balance sheets and results of operations of the Issuer as at the end of such Fiscal Year, and the related statements of income and cash flow of the Issuer for such Fiscal Year (which shall be audited by Coopers & Lybrand or any other independent certified public accountants) as at the end of such Fiscal Year which shall be prepared in conformity with GAAP applied on a basis consistent with prior years (except for changes with which Coopers & Lybrand or any such other independent certified public accountants, if applicable, shall concur and which shall have been disclosed in the notes to the financial statements), and which shall set forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the financial forecast for the Fiscal Year being reported or delivered pursuant to Section 6.01(f), and (iii) an opinion on such financial statements by Coopers & Lybrand or such other independent certified public accountants acceptable to the Holder, which opinion shall be unqualified.

                  (d) Officer's Certificate. Together with each delivery of any financial statement pursuant to paragraphs (a) and (c) of this Section 6.01, (i) an Officers' Certificate of the Issuer substantially in the form of Exhibit A attached hereto and made a part hereof, stating that the executive officers signatory thereto have reviewed the terms of the Note Documents, and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions (in the case of such certification for statements delivered pursuant to Section 6.01(c)) and the financial condition of the Issuer during the accounting period covered by such financial statements, that such review has not disclosed the existence during or at the end of such accounting period, and that such officers do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Issuer has taken, is taking and proposes to take with respect thereto; and (ii) a certificate substantially in the form of Exhibit B attached hereto (the "Compliance Certificate"), signed by the Issuer's chief financial officer, setting forth calculations (with such specificity as the Holder may reasonably request) for the period then ended which demonstrate compliance, when applicable, with the provisions of Article IX.

                  (e) Accountant's Statement and Privity Letter. Together with each delivery of the financial statements referred to in Section 6.01(c), a written statement of the firm of independent certified public accountants giving the report thereon (i) stating that their audit examination has included a review of the terms of this Note as it relates to accounting matters and (ii) stating whether, in connection with their audit examination, any condition or event which constitutes an Event of Default or Potential Event of Default has come to their attention, and if such condition or event has come to their attention, specifying the nature and period of existence thereof; provided, that such accountants shall not be liable by reason of any failure to obtain knowledge of any such condition or event that would not be disclosed in the course of their audit examination. The statement referred to above shall, at the request of the Holder, be accompanied by (x) a copy of the management letter or any similar report delivered to the Issuer or to any officer or employee thereof by such accountants in connection with such financial statements and (y) a letter in substantially the form of Exhibit C attached hereto and made a part hereof from the Issuer to such accountants informing such accountants that the Holder is relying upon the financial statements audited by such accountants and delivered to the Holder pursuant to Section 6.01(c) and that a primary intent of the Borrower in having such financial statements audited is to induce the Holder to continue to make Portions to the Issuer under this Note. The Holder may, with the consent of the Borrower (which consent shall not be unreasonably withheld), communicate directly with such accountants.

                  (f) Business Plans; Financial Projections. No later than the last day of each Fiscal Year beginning with Fiscal Year 1998, (i) an annual business plan for the next Fiscal Year for the Issuer, substantially in the form of the business plan heretofore delivered to the Holder; and (ii) a plan and financial forecast consisting of balance sheets, income statements and cash flow statements on a monthly basis for the next 12 months and on an annual basis, based upon facts and assumptions that the Issuer believes to be reasonable in light of the then current and foreseeable business conditions, for the next three succeeding Fiscal Years of the Issuer (it being understood that actual results may differ from the projections).

                  (g) Balance Sheet. On or before ninety (90) days after the Effective Date, a balance sheet of the Issuer as of March 29, 1998 (after giving effect to all transactions contemplated by the Transaction Documents and the payment of all Transaction Costs), certified as fairly presenting the financial position of the Issuer by the chief financial officer of the Issuer, together with the Issuer's reconciliation, in form and substance satisfactory to the Holder, of all changes from the estimated pro forma balance sheet of the Issuer referred to in Section 5.01(h).

         6.02 Events of Default. Promptly upon the Issuer obtaining knowledge
(i) of any condition or event which constitutes an Event of Default or Potential Event of Default, (ii) that any Person has given any written notice to the Issuer or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 10.01(e), or (iii) of any condition or event which has or is reasonably likely to have a Material Adverse Effect or adversely affect the value of the collateral (taken as a whole) securing the Obligations in any material respect, the Issuer shall deliver to the Holder an Officer's Certificate specifying (A) the nature and period of existence of any such claimed default, Event of Default, Potential Event of Default, condition or event, (B) the notice given or action taken by such Person in connection therewith, and (C) what action the Issuer has taken, is taking and proposes to take with respect thereto.

         6.03 Lawsuits. Promptly upon the Issuer obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Issuer or any Property of the Issuer not previously disclosed pursuant to Section 5.01(j), which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Issuer's reasonable judgment, the Issuer to liability in an amount aggregating $500,000 or more (exclusive of claims covered by insurance policies of the Issuer unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims), the Issuer shall give written notice thereof to the Holder and provide, if requested, such other information as may be reasonably available to enable the Holder and its counsel to evaluate such matters.

         6.04 Insurance. As soon as practicable and in any event by the last day of each Fiscal Year, the Issuer shall deliver to the Holder (i) a report in form and substance reasonably satisfactory to the Holder outlining all material insurance coverage maintained as of the date of such report by the Issuer and the duration of such coverage and (ii) if requested by the Holder, evidence that all premiums with respect to such coverage have been paid when due.

         6.05 ERISA Notices. The Issuer shall deliver or cause to be delivered, within the time limits set forth below, to the Holder at the Issuer's expense, the following information and notices as soon as reasonably possible, and in any event:

                  (a) within ten (10) Business Days after the Issuer or any ERISA Affiliate knows or has reason to know that a Termination Event has occurred, a written statement of the chief financial officer of the Issuer describing such Termination Event and the action, if any, which the Issuer or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

                  (b) within ten (10) Business Days after the Issuer or any ERISA Affiliate knows or has reason to know that a prohibited transaction (defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code) has occurred with respect to any Plan, a statement of the chief financial officer of the Issuer describing such transaction and the action which the Issuer or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto;

                  (c) within ten (10) Business Days or such longer period as may be reasonably agreed to by the Holder after the Issuer or ERISA Affiliate receives written notice from the Holder requesting same, copies of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Benefit Plan;

                  (d) within ten (10) Business Days after the request of the Holder, copies of each actuarial report for any Benefit Plan if received by the Issuer or Multiemployer Plan and each annual report for any Multiemployer Plan;

                  (e) within ten (10) Business Days after the filing of the same with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by the Issuer or any ERISA Affiliate with respect to such request;

                  (f) within ten (10) Business Days after the request of the Holder regarding the occurrence of any material increase in the benefits of any existing Benefit Plan or the establishment of any new Benefit Plan or the commencement of contributions to any Benefit Plan to which the Issuer or any ERISA Affiliate was not previously contributing, notification of such increase, establishment or commencement;

                  (g) within ten (10) Business Days after the Issuer or any ERISA Affiliate receives notice of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Internal Revenue Code, copies of each such letter;

                  (h) within ten (10) Business Days after the Issuer or any ERISA Affiliate fails to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure;

                  (i) within ten (10) Business Days after the Issuer or any ERISA Affiliate knows or has reason to know (A) a Multiemployer Plan has been terminated, (B) the administrator or plan sponsor of a Multiemployer Plan has provided the Issuer or any ERISA Affiliate with notice of an intention to terminate a Multiemployer Plan, or (C) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

For purposes of this Section 6.05, the Issuer and any ERISA Affiliate shall be deemed to know all facts known by the administrator of any Plan of which the Issuer or ERISA Affiliate is the plan sponsor. Section 6.05 shall only apply with respect to a Plan for which the Issuer or any ERISA Affiliate is an "employer" as defined in Section 3(5) of ERISA.

         6.06 Environmental Notices. (a) The Issuer shall notify the Holder in writing, promptly upon the Issuer's learning thereof, of any:

                  (i) notice or claim to the effect that the Issuer is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant into the environment;

                  (ii) notice that the Issuer is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant into the environment;

                  (iii) notice that any Property of the Issuer is subject to an Environmental Lien;

                  (iv) notice of violation to the Issuer of any Environmental, Health or Safety Requirement of Law;

                  (v) condition which might reasonably constitute or result in a material violation of any Environmental, Health or Safety Requirement of Law;

                  (vi) commencement or threat of any judicial or administrative proceeding alleging a material violation by the Issuer of any Environmental, Health or Safety Requirement of Law;

                  (vii) new or proposed changes to any existing Environmental, Health or Safety Requirement of Law that could result in a Material Adverse Effect; or

                  (viii) any proposed acquisition of stock, assets, real estate, or leasing of property, or any other action by the Issuer that could subject the Issuer to environmental, health or safety Liabilities and Costs.

         (b) Within forty-five (45) days after the end of each Fiscal Year, the Issuer shall submit to the Holder a report summarizing the status of environmental, health or safety compliance, hazard or liability issues identified in notices required pursuant to Section 6.06(a), disclosed on
Schedule 5.01-P or identified in any notice or report required herein.

         6.07 Labor Matters. The Issuer shall notify the Holder writing, promptly upon the Issuer's learning thereof, of (i) any material labor dispute to which the Issuer may become a party, including, without limitation, any strikes, lockouts or other disputes relating to the Issuer's plants and other facilities and (ii) any material liability incurred with respect to the closing of any plant or other facility of the Issuer.

         6.08 Other Reports. The Issuer shall deliver or cause to be delivered to the Holder copies of all financial statements, reports and notices, if any, sent or made available generally by the Issuer to its Securities holders or filed with the Securities and Exchange Commission, all press releases made available generally by the Issuer to the public concerning material developments in the business of the Issuer and all notifications received by the Issuer pursuant to the Securities Exchange Act and the rules promulgated thereunder.

         6.09 Change of Control. Promptly upon, and in any event within three
(3) Business Days of, the Issuer obtaining knowledge of the occurrence or potential occurrence of a Change of Control, the Issuer shall deliver to the Holder an Officer's Certificate specifying, with respect to a Change of Control,
(i) the cause and nature of such Change of Control and (ii) the estimated date on which the Change of Control will become effective.

         6.10 Government Contracts. Promptly upon, and in any event within ten
(10) Business Days of, any Credit Party becoming a party to a Federal, state or local government contract having a value in excess of $500,000, the Issuer shall notify the Holder of such contract and shall provide the Holder with any information related to such contract that the Holder may reasonably request.

         6.11 Other Information. Promptly upon receiving a request therefor from the Holder, the Issuer shall prepare and deliver to the Holder such other information with respect to the Issuer, or the Collateral, including, without limitation, schedules identifying and describing the Collateral and any dispositions thereof and financial information, as from time to time may be reasonably requested by the Holder.

                                   ARTICLE VII

                              AFFIRMATIVE COVENANTS

         The Issuer covenants and agrees that so long as this Note is outstanding and until all of the Obligations (other than indemnities not yet due) are paid in full (or, in the case of contingent Obligations (other than indemnities not yet due):

         7.01 Corporate Existence, etc. The Issuer shall, at all times, maintain its corporate existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its business except where the loss or termination of such rights and franchises is not likely to have a Material Adverse Effect.

         7.02 Corporate Powers; Conduct of Business. The Issuer shall qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified except in such jurisdictions where the failure so to qualify would not cause or be likely to cause a Material Adverse Effect.

         7.03 Compliance with Laws, etc. The Issuer shall (a) comply with all Requirements of Law and all restrictive covenants affecting the Issuer or the business, Property, assets or operations of the Issuer, and (b) obtain as needed all Permits necessary for its operations and maintain such Permits in good standing, except in the case where noncompliance with either clause (a) or (b) above is not reasonably likely to have a Material Adverse Effect.

         7.04 Payment of Taxes and Claims; Tax Consolidation. The Issuer shall pay (a) all taxes, assessments and other governmental charges imposed upon it or on any of its Property or assets or in respect of any of its franchises, business, income or Property before any penalty accrues thereon, and (b) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 8.03) upon any of the Issuer's Property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause (a) above or claims referred to in clause (b) above need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor. The Issuer will not file or consent to the filing of any consolidated income tax return with any Person (except as required by law and other than Foamex International).

         7.05 Insurance. The Issuer shall maintain for itself, in full force and effect the insurance policies and programs listed on Schedule 5.01-X or substantially similar policies and programs or other policies and programs as are reasonably acceptable to the Holder. All such policies and programs shall be maintained with insurers reasonably acceptable to the Holder. Each certificate and policy relating to coverages (other than Property in which the Holder or its nominee does not have an insurable interest) shall contain an endorsement naming the Holder or its nominee as an additional insured or loss payee, as applicable, under such policy. Such endorsement or an independent instrument furnished to the Holder or its nominee shall provide that the insurance companies will give the Holder or its nominee at least thirty (30) days' written notice before any such policy or policies of insurance shall be canceled or altered adversely to the interests of the Holder or canceled and that no act, whether willful or negligent, or default of the Issuer or any other Person shall affect the right of the Holder or its nominee to recover under such policy or policies of insurance in case of loss or damage. In the event the Issuer at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Holder or its nominee, without waiving or releasing any obligations or resulting Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Holder or its nominee deems advisable.

         7.06 Inspection of Property. The Issuer shall permit any authorized representative(s) designated by the Holder to visit and inspect any of the Properties of the Issuer, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby and by the Transaction Documents (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested. Each such visitation and inspection (i) by or on behalf of the Holder shall be at the Holder's expense and (ii) by or on behalf of the Holder shall be at the Issuer's expense.

         7.07 Books and Records; Discussions. The Issuer shall keep and maintain in all material respects proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities, including, without limitation, transactions and other dealings with respect to the Collateral.

         7.08 Insurance and Condemnation Proceeds. The Issuer hereby directs all insurers under policies insuring any loss of Collateral and payors of any condemnation claim or award relating to the collateral securing this Note to pay all proceeds relating to such collateral and payable under such policies or with respect to such claim or award directly to the Holder, or its nominee for the benefit of the Holder, and in no case to the Issuer. The Holder or its nominee shall, upon receipt of such proceeds, apply the same to either the repair or replacement of such collateral or the repayment of this Note in accordance with
Section 3.01(b).

         7.09 ERISA Compliance. The Issuer shall, and shall cause each of its ERISA Affiliates to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Internal Revenue Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans.

         7.10 Maintenance of Property. The Issuer shall maintain in all material respects all of the owned and leased Property of the Issuer used and necessary in the business of the Issuer in adequate, working condition and repair, ordinary wear and tear excepted, and not permit, commit or suffer any waste or abandonment of any such Property and from time to time shall make or cause to be made all material repairs, renewal and replacements thereof, including, without limitation, any capital improvements which may be required; provided, however, that such Property may be altered or renovated in the ordinary course of business and disposed of in accordance with the provisions in Section 8.02.

         7.11 Condemnation. Immediately upon learning of the institution of any proceeding for the condemnation or other taking of any of the owned or leased real property of the Issuer, the Issuer shall notify the Holder of the pendency of such proceeding, and permit the Holder to participate in any such proceeding, and from time to time will deliver to the Holder all instruments reasonably requested by the Holder to permit such participation.

         7.12 Environmental Matters. The Issuer shall (i) maintain an environmental health and safety plan for all manufacturing facilities which, at a minimum, addresses measures for response to catastrophic releases of Contaminants into the environment or workplace, a copy of which plan shall be delivered to the Holder; and (ii) maintain a health and safety management system, which includes a corporate environmental health and safety management structure, environmental health and safety personnel at each facility, and a periodic facility audit program directed by the corporate environmental health and safety management unit.


                                  ARTICLE VIII

                               NEGATIVE COVENANTS

         The Issuer covenants and agrees that so long as this Note is outstanding and until all of the Obligations (other than indemnities not yet due) are paid in full (or, in the case of contingent Obligations (other than indemnities not yet due):

         8.01 Indebtedness. The Issuer shall not directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

                  (i)  this Note and the Obligations;

                  (ii) to the extent otherwise permitted to be made pursuant to this Note, the Transaction Costs in an amount not to exceed $1,500,000 in the aggregate;

                  (iii)  the Permitted Existing Indebtedness;

                  (iv) to the extent permitted by Article IX and in any event in an aggregate amount not to exceed $1,000,000 at any time in respect of Capital Leases and purchase money Indebtedness incurred to finance the acquisition of fixed assets, and Indebtedness incurred to refinance such Capital Leases and purchase money Indebtedness;

                  (v) Indebtedness constituting Accommodation Obligations permitted by Section 8.05;

                  (vi) Indebtedness in respect of Hedging Obligations (including any amendments, supplements or modifications thereto) so long as the Indebtedness thereunder receives "hedge accounting" treatment in accordance with regulations promulgated by the Securities and Exchange Commission and staff interpretations thereof and such Hedging Obligations were not entered into for speculative purposes; and

                  (vii) the New GFI Facility in a principal amount not to exceed $20,000,000.

         8.02 Sales of Assets. The Issuer shall not sell, assign, transfer, lease, convey or otherwise dispose of any Property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, except (i)(x) sales of inventory, or (y) the licensing of intellectual property, or (z) the sale of services, in each case, in the ordinary course of business, (ii) sales of assets outside the ordinary course of business not in excess of $500,000 in a single transaction or series of related transactions not in excess of $1,000,000 in the aggregate in any Fiscal Year; provided, that (A) no sales or other dispositions (other than sales of obsolete or used Equipment shall be permitted if they are to be made for less than 90% of net book value of such properties or assets and (B) any Net Cash Proceeds of Sale in respect of such sales or other dispositions shall be remitted to the Holder and applied to the repayment of the Portions in accordance with Section 3.01(b), (iii) the lease or sublease by the Issuer of its Philadelphia, Pennsylvania facility and (iv) sales or other dispositions in connection with the Crain Restructuring.

         8.03 Liens. The Issuer shall not directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective Property or assets except:

                  (i) Liens securing this Note and created by the Note
         Documents;

                  (ii)   Permitted Existing Liens;

                  (iii)  Customary Permitted Liens;

                  (iv) purchase money Liens (including the interest of a lessor under a Capital Lease and Liens to which any Property is subject at the time of the Issuer's purchase thereof) securing Indebtedness of the Issuer permitted under Section 8.01(iv); and

                  (v) Liens securing the New GFI Facility.

         8.04 Investments. The Issuer shall not directly or indirectly make or own any Investment except:

                  (i) Permitted Existing Investments in an amount not greater than the amount thereof on the Effective Date;

                  (ii)  Investments in Cash Equivalents;

                  (iii) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

                  (iv) Investments in Hedging Obligations permitted under
         Section 8.01(vi); and

                  (v) Dixie Letter of Credit Escrow Arrangements.

         8.05 Accommodation Obligations. The Issuer shall not directly or indirectly create or become or be liable with respect to any Accommodation Obligation, except Permitted Existing Accommodation Obligations.

         8.06 Restricted Junior Payments. The Issuer shall not declare or make any Restricted Junior Payment except so long as no Event of Default or Potential Event of Default has occurred and is continuing (or would result therefrom), distributions to Foamex International in respect of the Issuer's obligations under the Tax Sharing Agreement to which it is a party to the extent the proceeds of such distributions shall be used to pay actual tax liability of the Issuer or its beneficial owners; provided, however, if a payment otherwise required by the Tax Sharing Agreement is reduced because the distribution would not be used to pay an actual tax liability, the obligation of the Issuer to make such payment shall not be discharged but shall be suspended and made upon termination of this Note or subject to the terms of any refinancing of the Obligations.

         8.07 Conduct of Business. The Issuer shall not engage in any business other than a Permitted Business.

         8.08 Transactions with Shareholders and Affiliates. The Issuer shall not directly or indirectly enter into any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service), with any holder or holders of more than five percent (5%) of any class of Equity Interests in Foamex International or TIHI or any of their respective Subsidiaries. Nothing contained in this Section 8.08 shall prohibit (i) any transaction expressly permitted by Section 8.04(i), Section
8.05 and Section 8.06; (ii) increases in compensation and benefits for officers and employees of the Issuer or any of the Issuer's predecessors in interest which are customary in the industry or consistent with the past business practice of the Issuer or consistent with market conditions; (iii) payment of customary directors' fees and indemnities; (iv) performance of any obligations arising under the Transaction Documents; (v) transactions listed on

Schedule 5.01-Y and (vi) sales and purchases of Inventory between and among the Issuer on the one hand and Foamex L.P. and its Subsidiaries, TIHI and its Subsidiaries and any joint ventures involving the participation of any of the aforementioned parties on the other hand on an arms length basis in the ordinary cause of business.

         8.09 Restriction on Fundamental Changes. The Issuer shall not enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Issuer's business or Property, whether now or hereafter acquired, except transactions permitted under Section 8.02 or transactions contemplated by the Transaction Documents.

         8.10 Sales and Leasebacks. The Issuer shall not become liable, directly, by assumption or by Accommodation Obligation, with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (whether real or personal or mixed) (i) which it sold or transferred or is to sell or transfer to any other Person or (ii) which it intends to use for substantially the same purposes as any other Property which has been or is to be sold or transferred by it to any other Person in connection with such lease.

         8.11 Margin Regulations; Securities Laws. The Issuer shall not use all or any portion of the proceeds of any credit extended under this Note to purchase or carry Margin Stock.

         8.12  ERISA.  The Issuer shall not:

                  (i) engage, or permit any of its ERISA Affiliates to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been pre viously obtained from the DOL;

                  (ii) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), with respect to any Benefit Plan, whether or not waived;

                  (iii) terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan which would result in any liability of the Issuer or any ERISA Affiliate under Title IV of ERISA;

                  (iv) fail to make any contribution or payment to any Multiemployer Plan which the Issuer or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

                  (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment; or

                  (vi) amend, or permit any ERISA Affiliate to amend, a Benefit Plan resulting in an increase in current liability for the plan year such that the Issuer or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Internal Revenue Code.

         8.13 Issuance of Equity Interests. The Issuer shall not issue any Equity Interests except to the existing holders of its Equity Interests.

         8.14 Constituent Documents. The Issuer shall not amend, modify or otherwise change any of the terms or provisions in any of its Constituent Documents as in effect on the Effective Date except for such amendments or modifications deemed immaterial by the Holder.

         8.15 Cancellation of Debt; Prepayment. The Issuer shall not cancel any material claim or debt, except in the ordinary course of its business, or prepay, redeem, purchase, repurchase or retire any long-term Indebtedness, other than (i) Indebtedness in respect of the Obligations and (ii) Indebtedness permitted to be incurred pursuant to Section 8.01 (iii) and (iv).

         8.16 Fiscal Year. The Issuer shall not change its Fiscal Year for accounting or tax purposes from a period consisting of the 12 month period ending on Sunday nearest December 31 in each calendar year.

         8.17 Transaction Documents. The Issuer shall not amend, supplement or otherwise modify the Transaction Documents or cause the Transaction Documents to be amended, supplemented or otherwise modified without the prior written consent of the Holders.

         8.18  Environmental Matters.  The Issuer shall not:

                  (i) become subject to any Liabilities and Costs which would have a Material Adverse Effect arising out of or related to (a) the Release or threatened Release at any location of any Contaminant into the environment, or any Remedial Action in response thereto, or (b) any violation of any environmental, health and safety Requirements of Law; or

                  (ii) either directly or indirectly, create, incur, assume or permit to exist any Environmental Lien on or with respect to any of its Property.

                                   ARTICLE IX

                               FINANCIAL COVENANTS

         The Issuer covenants and agrees that so long as this Note is outstanding and thereafter until all of the Obligations are paid in full (or, in the case of contingent Obligations (other than indemnities not yet due):

         9.01 Minimum Net Worth. The Net Worth of the Issuer at all times during any period from the last day of the fiscal quarter in each Fiscal Year of the Issuer set forth below to the next to last day of the next succeeding fiscal quarter shall not be less than the minimum amount set forth opposite the first such fiscal quarter:

||

                Fiscal Quarter                             Minimum Net Worth
                --------------                             -----------------
                                                             (in millions)

First fiscal quarter of 1998                                   ($8.00)

Second fiscal quarter of 1998                                  ($5.50)

Third fiscal quarter of 1998                                   ($3.00)

Fourth fiscal quarter of 1998                                  ($0.50)

First fiscal quarter of 1999                                    $2.00

Second fiscal quarter of 1999                                   $4.00

Third fiscal quarter of 1999                                    $6.00

Fourth fiscal quarter of 1999                                  $10.00

First fiscal quarter of 2000                                   $11.00

Second fiscal quarter of 2000                                  $12.00

Third fiscal quarter of 2000                                   $13.00

Fourth fiscal quarter of 2000                                  $15.00

First fiscal quarter of 2001                                   $17.00

Second fiscal quarter of 2001                                  $19.00

Third fiscal quarter of 2001                                   $21.00

Fourth fiscal quarter of 2001                                  $25.00

First fiscal quarter of 2002                                   $26.00

Second fiscal quarter of 2002                                  $27.00

Third fiscal quarter of 2002                                   $28.00

                Fiscal Quarter                             Minimum Net Worth
                --------------                             -----------------
                                                             (in millions)

Fourth fiscal quarter of 2002                                  $30.00

First fiscal quarter of 2003                                   $32.00

Second fiscal quarter of 2003                                  $34.00

Third fiscal quarter of 2003                                   $36.00

Fourth fiscal quarter of 2003                                  $40.00

First fiscal quarter of 2004 and                               $42.00
thereafter
||
         9.02 Minimum Interest Coverage Ratio. The Interest Coverage Ratio of the Issuer as determined as of the last day of each fiscal quarter of the Issuer set forth below for the four fiscal quarter period ending on such date, shall not be less than the minimum ratio set forth opposite such fiscal quarter:

||

Fiscal Quarter                                     Minimum Ratio
--------------                                     -------------
Fourth fiscal quarter of 1998                      2.50 to 1.00

First fiscal quarter of 1999                       2.50 to 1.00

Second fiscal quarter of 1999                      2.50 to 1.00

Third fiscal quarter of 1999                       2.50 to 1.00

Fourth fiscal quarter of 1999                      3.00 to 1.00

First fiscal quarter of 2000                       3.00 to 1.00

Second fiscal quarter of 2000                      3.00 to 1.00

Third fiscal quarter of 2000                       3.00 to 1.00

Fourth fiscal quarter of 2000                      3.50 to 1.00

First fiscal quarter of 2001                       3.50 to 1.00

Second fiscal quarter of 2001                      3.50 to 1.00

Third fiscal quarter of 2001                       3.50 to 1.00

Fourth fiscal quarter of 2001                      3.50 to 1.00

First fiscal quarter of 2002                       3.50 to 1.00

Fiscal Quarter                                     Minimum Ratio
--------------                                     -------------

Second fiscal quarter of 2002                      3.50 to 1.00

Third fiscal quarter of 2002                       3.50 to 1.00

Fourth fiscal quarter of 2002                      3.50 to 1.00

First fiscal quarter of 2003                       3.50 to 1.00

Second fiscal quarter of 2003                      3.50 to 1.00

Third fiscal quarter of 2003                       3.50 to 1.00

Fourth fiscal quarter of 2003                      3.50 to 1.00

First fiscal quarter of 2004 and                   3.50 to 1.00
thereafter

||
         9.03 Minimum Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio of the Issuer, as determined as of the last day of each fiscal quarter of the Issuer set forth below for the four fiscal quarter period ending on such date, shall not be less than the minimum ratio set forth opposite such fiscal quarter:

||

Fiscal Quarter                                     Minimum Ratio
--------------                                     -------------
Fourth fiscal quarter of 1998                      1.10 to 1.00

First fiscal quarter of 1999                       1.10 to 1.00

Second fiscal quarter of 1999                      1.10 to 1.00

Third fiscal quarter of 1999                       1.10 to 1.00

Fourth fiscal quarter of 1999                      1.10 to 1.00

First fiscal quarter of 2000                       1.10 to 1.00

Second fiscal quarter of 2000                      1.10 to 1.00

Third fiscal quarter of 2000                       1.10 to 1.00

Fourth fiscal quarter of 2000                      1.10 to 1.00

First fiscal quarter of 2001                       1.00 to 1.00

Second fiscal quarter of 2001                      1.00 to 1.00

Fiscal Quarter                                     Minimum Ratio
--------------                                     -------------

Third fiscal quarter of 2001                       1.00 to 1.00

Fourth fiscal quarter of 2001                      1.00 to 1.00

First fiscal quarter of 2002                       1.00 to 1.00

Second fiscal quarter of 2002                      1.00 to 1.00

Third fiscal quarter of 2002                       1.00 to 1.00

Fourth fiscal quarter of 2002                      1.00 to 1.00

First fiscal quarter of 2003                       1.00 to 1.00

Second fiscal quarter of 2003                      1.00 to 1.00

Third fiscal quarter of 2003                       1.00 to 1.00

Fourth fiscal quarter of 2003                      1.00 to 1.00

First fiscal quarter of 2004 and                   1.00 to 1.00
thereafter

||
         9.04 EBDAIT; and Maximum Leverage Ratio. (a) The EBDAIT of the Issuer during the applicable periods set forth below, commencing on the first day of the first fiscal quarter of such period and ending on the last day of the last fiscal quarter of such applicable period, shall not be less than the minimum amount set forth opposite the applicable period:

||

                Fiscal Quarter                                   EBDAIT
                --------------                                   ------
                                                             (in millions)

Fiscal quarter ended March 1998                                    $1.5

Two fiscal quarters ended
June 1998                                                          $5.5

Three fiscal quarters ended
September 1998                                                    $10.0

Four fiscal quarters ended
December 1998                                                     $16.0
||

         (b) The Total Net Debt to EBDAIT Ratio of the Issuer, as determined as of the last day of each fiscal quarter of the Issuer set forth below for the four fiscal quarter period ending on such date, shall not exceed the maximum ratio set forth below:

||
Fiscal Quarter                                        Minimum Ratio
--------------                                        -------------

Fiscal Quarter                                        Minimum Ratio

Fourth fiscal quarter of 1998                          3.50 to 1.00

First fiscal quarter of 1999                           3.50 to 1.00

Second fiscal quarter of 1999                          3.50 to 1.00

Third fiscal quarter of 1999                           3.50 to 1.00

Fourth fiscal quarter of 1999                          2.75 to 1.00

First fiscal quarter of 2000                           2.75 to 1.00

Second fiscal quarter of 2000                          2.75 to 1.00

Third fiscal quarter of 2000                           2.75 to 1.00

Fourth fiscal quarter of 2000                          2.25 to 1.00

First fiscal quarter of 2001                           2.25 to 1.00

Second fiscal quarter of 2001                          2.25 to 1.00

Third fiscal quarter of 2001                           2.25 to 1.00

Fourth fiscal quarter of 2001                          2.25 to 1.00

First fiscal quarter of 2002                           2.25 to 1.00

Second fiscal quarter of 2002                          2.25 to 1.00

Third fiscal quarter of 2002                           2.25 to 1.00

Fourth fiscal quarter of 2002                          2.25 to 1.00

First fiscal quarter of 2003                           2.25 to 1.00

Second fiscal quarter of 2003                          2.25 to 1.00

Third fiscal quarter of 2003                           2.25 to 1.00

Fourth fiscal quarter of 2003                          2.25 to 1.00

First fiscal quarter of 2004 and                       2.25 to 1.00
thereafter

||
         9.05 Capital Expenditures. Capital Expenditures made or incurred by the Issuer during each Fiscal Year set forth below shall not exceed in the aggregate the amount set forth opposite such Fiscal Year:


Fiscal Year                           Maximum Amount
-----------                           --------------

1998                                  $3,000,000

1999                                  $3,000,000

2000                                  $3,000,000

2001                                  $3,000,000

2002                                  $3,000,000

2003                                  $3,000,000

2004 and thereafter                   $3,000,000


                                    ARTICLE X

                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

         10.01 Events of Default. Each of the following occurrences shall constitute an Event of Default under this Note:

                  (a) Failure to Make Payments When Due. The Issuer shall fail to pay when due any of the Obligations and if such non-payment relates to interest on the Portions or fees, such non-payment continues for a period of more than five (5) days.

                  (b) Breach of Certain Covenants. The Issuer shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on such Person under Sections 3.05, 6.09, 7.01, 7.02 and 7.06, Article VIII or Article IX.

                  (c) Breach of Representation or Warranty. Any representation or warranty made or deemed made by the Issuer to the Holder herein or by the Issuer in any of the other Note Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Note Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).

                  (d) Other Defaults. The Issuer shall default in the performance of or compliance with any term contained in this Note (other than as covered by clause (a), (b) or (c) of this Section 10.01); except as set forth in Section 10.01(o), any default or event of default shall occur under any of the other Transaction Documents, and such default or event of default shall continue for thirty (30) days after the occurrence thereof.

                  (e) Default as to Other Indebtedness. The Issuer shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any other Indebtedness (other than an Obligation) in excess of $1,000,000; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof is to cause an acceleration, mandatory redemption or other required repurchase of such Indebtedness, or during the continuance of such breach, default or event of default, permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Issuer (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; in each case such accelerated, repurchased or other Indebtedness to exceed, in the aggregate, $1,000,000.

                  (f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) An involuntary case shall be commenced against any Note Party or Foamex and the petition shall not be dismissed, stayed, bonded or discharged within forty-five (45) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of any such Person in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law; or the board of directors (or other governing body) of any such Person (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

                  (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Note Party, TFLLC or Foamex or over all or a substantial part of the Property of any such Person shall be entered; or an interim receiver, trustee or other custodian of any such Person or of all or a substantial part of the Property of any Note Party shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the Property of any such Person shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within forty-five (45) days after entry, appointment or issuance; or the board of directors of any such Person (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

                  (g) Voluntary Bankruptcy; Appointment of Receiver, etc. Any Note Party, TFLLC or Foamex shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its Property; or any such Person shall make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due.

                  (h) Judgments and Attachments. Any money judgment (other than a money judgment covered by insurance as to which the insurance company has acknowledged coverage), writ or warrant of attachment, or similar process against any Note Party or any of their respective assets involving in any case an amount in excess of $1,000,000 is entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder.

                  (i) Note Documents; Failure of Security. At any time, for any reason, (i) any Note Document ceases to be in full force and effect or any Note Party seeks to repudiate its obligations thereunder and the Liens intended to be created thereby are, or any Note Party seeks to render such Liens, invalid and unperfected, or (ii) Liens in favor of the Holder contemplated by the Note Documents shall, at any time, for any reason, be invalidated or otherwise cease to be in full force and effect, or such Liens shall be subordinated or shall not have the priority contemplated by this Note, the Note Documents or the other Transaction Documents.

                  (j) Termination Event. Any Termination Event occurs which could reasonably subject the Issuer or any ERISA Affiliate to liability in excess of $1,000,000.

                  (k) Waiver Application. The plan administrator of any Benefit Plan for which the Issuer or an ERISA Affiliate is an "employer" as defined in Section 3(5) of ERISA applies under Section 412(d) of the Internal Revenue Code for a waiver of the minimum funding standards of
         Section 412(a) of the Internal Revenue Code and the substantial business hardship upon which the application for the waiver is based could reasonably subject the Issuer or any ERISA Affiliate to liability in excess of $1,000,000.

                  (l)  Change of Control.  Any Change of Control occurs.

                  (m) Material Adverse Change. An event shall exist or occur which would materially and adversely impair (i) the ability of any Credit Party to perform its obligations under the Note Documents or
         (ii) the ability of the Holder to enforce the Note Documents.

                  (n) Liens on Equity Interests. Any Lien shall be granted in favor of any Person on the Equity Interests of the Issuer other than any such Lien granted pursuant to a Transaction Document.

                  (o) Default under Certain Transaction Documents. Any "event of default" (as defined therein) shall have occurred and be continuing under any of the Supply Agreement, the Lease Agreement (other than an "event of default" arising out of any act or omission of the Landlord), the New GFI Facility or the FII Guaranty.

         An Event of Default shall be deemed "continuing" until cured or waived in writing in accordance with Section 11.06.

         10.02  Rights and Remedies.

         (a) Acceleration and Termination. Upon the occurrence of any Event of Default described in Section 10.01(f) or 10.01(g), the unpaid principal amount of, and any and all accrued interest on, the Obligations and all accrued fees shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Issuer.

         (b) Enforcement. The Issuer acknowledges that in the event the Issuer fails to perform, observe or discharge any of its respective obligations or liabilities under this Note or any other Note Document, any remedy of law may prove to be inadequate relief to the Holder; therefore, the Issuer agrees that the Holder shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.01 Assignments and Participations. No assignments or participations of any Holder's rights or obligations under this Note shall be made except that Trace Foam LLC, as successor to GFI as initial Holder as a result of the GFI Liquidation shall be entitled to assign in whole, but not in part, this Note to Citicorp USA, Inc., as collateral agent under the TFLLC Credit Agreement.

         11.02 Expenses.

         (a) After Default. The Issuer agrees to pay or reimburse the Holder upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' fees (including allocated costs of internal counsel and costs of settlement) incurred by the Holder after the occurrence of an Event of Default (i) in enforcing any Note Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Note in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, the Property, the Issuer and related to or arising out of the transactions contemplated hereby or by any of the other

Transaction Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

         11.03 Indemnity. The Issuer further agrees to defend, protect, indemnify, and hold harmless the Holder each of its Affiliates, and each of their respective officers, directors, employees, attorneys and agents (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (excluding any taxes and including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of
(a) this Note, the Existing Credit Agreement, any prior iterations of the Existing Credit Agreement (or any matter indemnified against or for as set forth therein), executed by each of the parties thereto prior to the date hereof, including, without limitation, the Transaction Documents (other than the Transfer Agreement (as defined in the Credit Agreement, dated as of June 12, 1997, as amended and restated on February 27, 1998, among Foamex, FMXI, the Lenders named therein and the Administrative Agents named therein) or the other Note Documents, or any act, event or transaction related or attendant thereto, the purchase of this Note, the management of the Portions, the use or intended use of the proceeds of this Note, or any of the other transactions contemplated by the Transaction Documents (other than the Transfer Agreement), (b) any Liabilities and Costs under federal, state or local environmental, health or safety laws, regulations or common law principles arising from or in connection with the past, present or future operations of the Issuer, or any of its predecessors in interest, or the past, present or future environmental condition of any Property of the Issuer or any of its respective predecessors in interest (relating to the period during which the Issuer, any of its respective predecessors in interest, or Holder, in such capacity, owned or operated such Property), the presence of asbestos-containing materials at any respective Property of the Issuer or the Release or threatened Release of any Contaminant into the environment from any respective Property of the Issuer or (c) any other transaction contemplated in the Transaction Documents (collectively, the "Indemnified Matters"); provided, however, the Issuer shall not have any obligation to an Indemnitee hereunder with respect to Indemnified Matters with respect to costs caused by or resulting from the willful misconduct or gross negligence of such Indemnitee, as determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Issuer shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

         11.04 Change in Accounting Principles. If any change in the accounting principles used in the preparation of the most recent financial statements referred to in Section 6.01 are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Issuer with the agreement of their independent certified public accountants and such changes result in a change in the method of calculation of any of the covenants, standards or terms found in
Article VIII and Article IX, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating compliance with such covenants, standards and terms by the Issuer shall be the same after such changes as if such changes had not been made; provided, however, no change in GAAP that would affect the method of calculation of any of the covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Holder and the Issuer, to so reflect such change in accounting principles.

         11.05 Set-off. The Holder or any of its Affiliates is hereby authorized by the Issuer at any time or from time to time, without notice to any Person (any such notice being hereby expressly waived) to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured (but not including trust accounts)) and any other Indebtedness at any time held by or owing to the Holder or any of its Affiliates to or for the credit or the account of the Issuer against and on account of the obligations of the Issuer to the Holder of any of its Affiliates, including, but not limited to, all Portions and all claims of any nature or description arising out of or in connection with this Note, irrespective of whether or not the Holder shall have made any demand hereunder or whether the principal of and interest on this Note and other amounts due hereunder shall have been declared to be due and payable as permitted by Article X and even though such Obligations may be contingent or unmatured.

         11.06 Amendments and Waivers. Unless otherwise provided in this Note, no amendment or modification of any provision of this Note shall be effective without the written agreement of the Holder and the Issuer.

         11.07 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by courier service or United States certified mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or telex or four (4) Business Days after deposit in the United States mail with postage prepaid and properly addressed. Notices to the Holder pursuant to
Article II or III shall not be effective until received by the Holder. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 11.07) shall be as set forth below each party's name on the signature pages hereof.

         11.08 Survival of Warranties and Agreements. All representations and warranties made herein, and all obligations of the Issuer in respect of taxes, indemnification and expense reimbursement shall survive the execution and delivery of this Note and the other Note Documents, the making and repayment of this Note and the termination of this Note and shall not be limited in any way by the passage of time or occurrence of any event and shall expressly cover time periods when the Holder may have come into possession or control of any of the Issuer's Property, except as limited by applicable statutes of limitation.

         11.09 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of the Holder the exercise of any power, right or privilege under any of the Note Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Note Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

         11.10 Severability. In case any provision in or obligation under this Note or the other Note Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

         11.11 Headings. Section headings in this Note are included herein for convenience of reference only and shall not constitute a part of this Note or be given any substantive effect.

         11.12 Governing Law. THIS NOTE SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH
THE LAWS OF THE STATE OF NEW YORK.

         11.13 Successors and Assigns. This Note and the other Note Documents shall be binding upon the parties hereto and their respective transferees, successors and assignees and shall inure to the benefit of the parties hereto and the transferees, successors and assignees of the Holder. The rights hereunder of the Issuer, or any interest therein, may not be assigned without the written consent of the Holder. Within five Business Days after receipt of notice of any assignment by the Holder to any person or entity (such person, an "Assignee") of all or any part of this Note, the Issuer shall execute and deliver to such Assignee, in exchange for the surrendered Note or Notes a new Note to the order of such Assignee in an amount equal to the amount of this Note assigned to it, and if the Holder has retained any amount owing to it hereunder, a new Note to the order of the Holder in an amount equal to the amount retained by it hereunder, which new Note or Notes shall be dated the same date as the surrendered Note or Notes and be in substantially the form of this Note, and such Assignees will be deemed a Holder under the Note issued to it.

         11.14  Certain Consents and Waivers of the Issuer.

         (a) Personal Jurisdiction. EACH OF THE HOLDER AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND ANY COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY NOTE DOCUMENT, WHETHER ARISING IN CONTRACT,

TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE BORROWER IRREVOCABLY DESIGNATES AND APPOINTS CORPORATION SERVICE COMPANY, 15 COLUMBUS CIRCLE, NEW YORK, NEW YORK 10023 AS THEIR AGENT (THE "PROCESS AGENT") FOR SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. EACH OF THE HOLDER AND THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT THEY MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

         (b) Service of Process. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PROCESS AGENT OR THE BORROWER'S NOTICE ADDRESS SPECIFIED BELOW, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) DAYS AFTER SUCH MAILING. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS NOTE OR ANY OTHER NOTE DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE HOLDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

         (c) Waiver of Jury Trial. EACH OF THE HOLDER AND THE BORROWER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH
RESPECT TO THIS NOTE OR ANY OTHER NOTE DOCUMENT.

         11.15 Counterparts; Effectiveness; Inconsistencies. This Note and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Note and each of the other Note Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Note are actually inconsistent with the terms and conditions of any other Note Document, this Note shall govern.

         11.16 Limitation on Agreements. All agreements between the Issuer and the Holder in the Note Documents are hereby expressly limited so that in no event shall any of the Portions or other amounts payable by the Issuer under any of the Note Documents be directly or indirectly secured (within the meaning of Regulation U) by Margin Stock.

         11.17 Entire Agreement. This Note, taken together with all of the other Note Documents, embodies the entire agreement and understanding among the parties hereto and all prior agreements and understandings, written and oral, relating to the subject matter hereof.

         IN WITNESS WHEREOF, this Note has been duly executed as of the date first above written.

BORROWER:                           FOAMEX CARPET CUSHION, INC.


                                    By /s/ George Karpinski
                                    ---------------------------
                                         Title:


                                    Notice Address:

                                         FOAMEX CARPET CUSHION, INC.
                                         1000 Columbia Avenue
                                         Linwood, Pennsylvania 19061
                                         Attn.:  Kenneth R. Fuette
                                         Telecopier No. (610) 859-3085


                                    with a copy to:

                                         Trace International Holdings, Inc.
                                         375 Park Avenue
                                         New York, NY 10152
                                         Attn.:  Philip N. Smith, Jr., Esq., and
                                                 Robert H. Nelson
                                         Telecopier No. (212) 593-1363


HOLDER:                             TRACE FOAM LLC

                                    By: Trace SPV LLC
                                    Its: Sole Member

                                             By: Trace Foam Company, Inc.
                                             Its:  Sole Member

                                             /s/ Philip N. Smith, Jr.
                                             ---------------------------
                                             By:   Philip N. Smith, Jr.
                                             Title:  Vice President

The undersigned, Trace Foam LLC, hereby assigns, without recourse, all of its rights under this Note to, and makes this Note payable to the order of, Citicorp USA, Inc., a Delaware corporation, in its capacity as collateral agent under that certain Credit Agreement dated as of February 27, 1998 among Trace Foam LLC, the financial institutions from time to time parties thereto as lenders, the financial institutions from time to time parties thereto as issuing banks, Citicorp USA, Inc., in its capacity as collateral agent for the lenders and the issuing banks, and The Bank of Nova Scotia, in its capacity as funding agent for the lenders and the issuing banks.


TRACE FOAM LLC

By: Trace SPV LLC
Its:  Sole Member

     By: Trace Foam Company, Inc.
     Its:  Sole Member

     /s/ Philip N. Smith, Jr.
     -------------------------
     By:  Philip N. Smith, Jr.
     Title:  Vice President



Accepted and Agreed to by:

CITICORP USA, INC., as Collateral Agent



By: /s/ Jay Schiff
---------------------------
Title: Attorney-in-Fact